As filed with the Securities and Exchange Commission on June 8, 2011	Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
(Amendment No. __)
_________________

PHOTOTRON HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	5200	84-1588927
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

20259 Ventura Boulevard
Woodland Hills, CA 91364
(818) 992-0200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas Braun, Chief Executive Officer
Phototron Holdings, Inc.
20259 Ventura Boulevard
Woodland Hills, CA 91364
(818) 992-0200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Louis Wharton, Esq.
Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, California 91403
(818) 444-4500

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	34,457,383	$0.45	$15,505,822.35	$1,800.23
TOTAL	34,457,383	$0.45	$15,505,822.35	$1,800.23

(1)
In the event of a stock split, stock dividend, or other similar transaction involving the Registrant’s common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, using the average of the high and low prices as reported on the OTC electronic interdealer quotation system on June 7, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated June 8, 2011

PHOTOTRON HOLDINGS, INC.

34,457,383 Shares Common Stock

This prospectus relates to the offer and sale from time to time of up to 34,457,383 shares of our common stock that are held by the stockholders named in the “Principal and Selling Stockholders” section of this prospectus.  The prices at which the selling stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions.  We will not receive any of the proceeds from the sale of the shares.  We will bear all expenses of registration incurred in connection with this offering.  The selling stockholders whose shares are being registered will bear all selling and other expenses.

Our common stock is quoted on the OTC electronic interdealer quotation system (“OTCQB”) under the symbol “PHOT.”  On June 7, 2011, the last reported sales price of our common stock on the OTCQB was $0.45 per share.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________

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TABLE OF CONTENTS

	Page		Page

Prospectus Summary	1	Directors, Executive Officers, Promoters and Control Persons	31
Risk Factors	3	Executive Compensation	33
Forward-Looking Statements	9	Principal and Selling Stockholders	34
Use of Proceeds	10	Certain Relationships and Related Transactions	40
Plan of Distribution	10	Legal Matters	42
Description of Registrant’s Securities	13	Experts	42
Description of Business	15	Where You Can Find More Information	42
Description of Property	21	Index to Annual Financial Statements	43
Legal Proceedings	21	Index to Interim Financial Statements	56
Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	22
Management’s Discussion and Analysis of Financial Condition and Results of Operations	27

You should rely only on the information contained in this prospectus or any supplement.  We have not authorized anyone to provide information that is different from that contained in this prospectus.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Except as otherwise indicated, information in this prospectus reflects the reverse merger (recapitalization) that occurred on March 9, 2011 with Phototron, Inc.

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PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus.  You should read the entire prospectus carefully before making an investment decision, including “Risk Factors” and the consolidated financial statements and the related notes.  References in this prospectus to “we,” “us” and “our” refer to Phototron Holdings, Inc. and our consolidated subsidiaries Phototron, Inc. and Growlife, Inc.

Our Business

We design and manufacture indoor mini-greenhouses capable of growing almost any herb, vegetable, flower, fruit or terrestrial plant better, stronger and faster than traditional farming methods.  Our mini-hydroponic greenhouses (“Phototron Units”), consisting of 21” x 39” units and 21” x 51” units, provide between 18,900 and 36,000 lumens of light.  Phototron Units allow users to precisely control what a plant receives, grow crops densely, avoid using pesticides, increase yields and automatically water plants.  We also formulate and sell horticultural seeds, mineral nutrient solutions, growing mediums and germination kits to facilitate hydroponic gardening through the use of our Phototron Units, in addition to replacement parts for our Phototron Units to facilitate moderate customization.  We plan to expand our marketing efforts with a direct sales distribution network that we anticipate will drive growth.

Our Industry

We compete against hydroponic stores, well-capitalized companies offering traditional gardening equipment and supplies, and other specialized hydroponic equipment and nutrient suppliers.  The market for our products is highly competitive.  The gardening equipment and supply sector is evolving and growing, and companies are continually introducing new products and services.

Our History and Contact Information

We were incorporated in the State of Delaware on March 7, 2001 under the name Wentworth III, Inc.  On August 27, 2003, we completed the reverse acquisition of Whitco Company, L.P. (“Whitco”), a company engaged in the manufacture and sale of area lighting poles to distributors throughout the United States.  On March 15, 2006, Whitco voluntarily filed for protection under Chapter 11 of the U.S. bankruptcy laws.  On April 25, 2006, the bankruptcy court approved a sale of Whitco’s assets (other than cash and accounts receivable) used in its area lighting pole business.  On May 16, 2006, Whitco filed a motion to convert its bankruptcy case to a Chapter 7 liquidation proceeding, which was granted on July 13, 2006.

Since Whitco’s liquidation in bankruptcy, we have had nominal assets and nominal business operations and our business strategy had been to investigate and, if such investigation warranted, acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  Effective February 22, 2007, we experienced a change in control and our management changed, pursuant to a Securities Purchase Agreement by and between our company and KIG Investors I, LLC (“KIG Investors”).  As part of KIG Investors’ liquidation and dissolution, on January 9, 2009, KIG Investors distributed all 2,562,015 shares of our common stock held by it to its members, Lionsridge Capital, LLC, an Illinois limited liability company (“Lionsridge”), and Keating Investments, LLC, a Delaware limited liability company (“Keating Investments”), pro rata based on their respective membership interests in KIG Investors.

On January 15, 2010, Lionsridge, Keating Investments, Kevin R. Keating (“Keating”), Laurus Master Fund, Ltd., a Cayman Island company (“Laurus”), Garisch Financial, Inc., an Illinois corporation (“GFI”) and Woodman Management Corporation, a California corporation (“Woodman”), entered into a Stock Purchase Agreement pursuant to which Lionsridge, Keating Investments, Keating, Laurus and GFI sold to Woodman an aggregate of 3,861,721 shares of our common stock (the “Shares”) representing 89.1% of the issued and outstanding shares of our common stock.  On April 12, 2010, Woodman transferred the Shares to W-Net Fund I, L.P., a California limited partnership (“W-Net”).

On February 14, 2011, we entered into an Agreement and Plan of Merger (“Merger Agreement”) with PHI Merger Corporation, a California corporation and our wholly-owned subsidiary (“MergerCo”), and Phototron, Inc., a California corporation (“Phototron”).  The closing (the “Closing”) of the transactions contemplated by the Merger Agreement (the “Merger”) occurred on March 9, 2011.  At the Closing, (i) MergerCo was merged with and into Phototron; (ii) Phototron became our wholly-owned subsidiary; (iii) all of Phototron’s shares and options outstanding prior to the Merger were exchanged (or assumed, in the case of options) for comparable securities of our company; and (iv) 95% of our fully-diluted shares were owned by Phototron’s former shareholders and option holders.  At the Closing, we issued to Phototron’s former shareholders, in exchange for the 1,666,666 shares of Phototron’s common stock outstanding prior to the Merger, 130,621,421 shares of our common stock.  As a result of the Merger we are solely engaged in Phototron’s business and Phototron’s officers and directors became our officers and directors.  In connection with the Merger, we changed our name from Catalyst Lighting Group, Inc. to Phototron Holdings, Inc., on March 9, 2011.

The Merger was accounted for as a reverse merger (recapitalization) with Phototron deemed to be the accounting acquirer, and our company deemed to be the legal acquirer.  As such, the financial statements included herewith reflect the historical activity of Phototron since its inception.  All financial information in this document is that of our company and Phototron.

The address of our principal executive office is 20259 Ventura Boulevard, Woodland Hills, California 91364, and our telephone number is (818) 992-0200.

The Offering

Common stock offered	34,457,383 shares by the selling stockholders.

Common stock outstanding before this offering	144,423,683 shares.

Common stock to be outstanding after this offering	144,423,683 shares.

Use of proceeds	We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. See “Use of Proceeds.”

OTCQB symbol	“PHOT.”

Risk Factors	See “Risk Factors” beginning on page 3 for a discussion of factors that you should consider carefully before deciding to purchase our common stock.

In the table above, the number of shares to be outstanding after this offering is based on 144,423,683 shares of our common stock outstanding as of June 7, 2011.  The number of shares of our common stock to be outstanding after this offering does not reflect the issuance of 33,961,558 shares of our common stock issuable upon the exercise of stock options outstanding as of June 7, 2011, with an exercise price of approximately $0.019 per share, and 11,500,000 shares of our common stock issuable upon the exercise of stock options outstanding as of June 7, 2011, with an exercise price of $0.25 per share.

Summary Financial Data

As of March 31, 2011, we had an accumulated deficit of $973,080.  We incurred a net loss of $876,168 for the three months ended March 31, 2011 compared to net income of $27,915 for the three months ended March 31, 2010.  While we previously achieved operating profits, we anticipate that we will continue to incur net losses for at least the next year.  We anticipate that a substantial portion of our capital resources and efforts will be focused on implementing and maintaining our direct sales distribution network, product development and other general corporate purposes.  As of March 31, 2011 we had $191,162 in cash and cash equivalents and net working capital of $112,047, compared to $15,042 in cash and cash equivalents and a working capital deficit of $99,272 at December 31, 2010.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing shares of our common stock.  If any of the following risks occur, our business, financial condition and/or results of operations could be materially and adversely affected.  In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business

We will continue to need additional financing to carry out our business plan.  Such funds may not be available to us, which lack of availability could reduce our operating income, product development activities and future business prospects.  Although we estimate that the net funds from the private placement financings we conducted from January through February 2011 and in June 2011 will be sufficient to fund our planned activities through fiscal 2011, we will need thereafter to obtain significant additional funding to successfully continue our business.  We currently have no committed sources of additional capital, and there can be no assurance that any financing arrangements will be available in amounts or on terms acceptable to us, if at all.  Furthermore, the sale of additional equity or convertible debt securities may result in additional dilution to existing stockholders.  If adequate additional funds are not available, we may be required to delay, reduce the scope of or eliminate material parts of the implementation of our business strategy.  This limitation would impede our growth and could result in a contraction of our operations, which would reduce our operating income, product development activities and future business prospects.

While we previously achieved an operating profit, we have a history of operating losses and there can be no assurance that we can again achieve or maintain profitability.  While we previously achieved operating profits, we did not achieve an operating profit for the three months ended March 31, 2011.  We have a history of operating losses and may not again achieve or maintain profitability.  We cannot guarantee that we will become profitable.  Even if we again achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may not be able to sustain or increase profitability and our failure to do so would adversely affect our business, including our ability to raise additional funds.

Our inability to effectively manage our growth could harm our business and materially and adversely affect our operating results and financial condition.  Our strategy envisions growing our business.  We plan to expand our product, sales, administrative and marketing organizations.  Any growth in or expansion of our business is likely to continue to place a strain on our management and administrative resources, infrastructure and systems.  As with other growing businesses, we expect that we will need to further refine and expand our business development capabilities, our systems and processes and our access to financing sources.  We also will need to hire, train, supervise and manage new employees.  These processes are time consuming and expensive, will increase management responsibilities and will divert management attention.  We cannot assure you that we will be able to:

•	expand our products effectively or efficiently or in a timely manner;

•	allocate our human resources optimally;

•	meet our capital needs;

•	identify and hire qualified employees or retain valued employees; or

•	incorporate effectively the components of any business or product line that we may acquire in our effort to achieve growth.

Our inability or failure to manage our growth and expansion effectively could harm our business and materially and adversely affect our operating results and financial condition.

Since we currently depend on a limited number of products and services for a significant portion of our revenues, our failure to achieve anticipated results with any of these products or services will harm our business.  We derive a significant portion of our revenues from sales of Phototron Units and re-order products, and expect to continue to derive a substantial portion of our revenues from these products in the immediate future.  We also expect to derive material revenues from instructing and certifying distributors in our direct sales organization (“Distributors”) in the optimal use of our products.  Due to this dependence on a limited number of products and services, our failure to achieve anticipated results with any one of these products or services will harm our business.

Our operating results may fluctuate significantly based on customer and Distributor acceptance of our products.  As a result, period-to-period comparisons of our results of operations are unlikely to provide a good indication of our future performance.  Management expects that we will experience substantial variations in our net sales and operating results from quarter to quarter due to customer acceptance of our products.  We will rely on sales by our Distributors to generate significant revenues for us.  If customers don’t accept our products, our sales and revenues will decline, resulting in a reduction in our operating income.

Customer interest for our products could also be impacted by the timing of our introduction of new products.  If our competitors introduce new products around the same time that we issue new products, and if such competing products are superior to our own, customers’ desire for our products could decrease, resulting in a decrease in our sales and revenues.  To the extent that we introduce new products and customers decide not to migrate to our new products from our older products, our revenues could be negatively impacted due to the loss of revenue from those customers.  In the event that our newer products do not sell as well as our older products, we could also experience a reduction in our revenues and operating income.

As a result of fluctuations in our revenue and operating expenses that may occur, management believes that period-to-period comparisons of our results of operations are unlikely to provide a good indication of our future performance.

If we do not successfully generate additional products and services, or if such products and services are developed but not successfully commercialized, we could lose revenue opportunities.  Our future success depends, in part, on our ability to expand our product and service offerings.  To that end we have engaged in the process of identifying new product opportunities to provide additional products and related services to our customers.  The process of identifying and commercializing new products is complex and uncertain, and if we fail to accurately predict customers’ changing needs and emerging technological trends our business could be harmed.  We may have to commit significant resources to commercializing new products before knowing whether our investments will result in products the market will accept.  Furthermore, we may not execute successfully on commercializing those products because of errors in product planning or timing, technical hurdles that we fail to overcome in a timely fashion, or a lack of appropriate resources.  This could result in competitors providing those solutions before we do and a reduction in net sales and earnings.

The success of new products depends on several factors, including proper new product definition, timely completion and introduction of these products, differentiation of new products from those of our competitors, and market acceptance of these products.  There can be no assurance that we will successfully identify new product opportunities, develop and bring new products to market in a timely manner, or achieve market acceptance of our products or that products and technologies developed by others will not render our products or technologies obsolete or noncompetitive.

Our future success depends on our ability to grow our Distributor base as well as to expand our customer base.  Our failure to achieve such growth or expansion could materially harm our business.  To date, our revenue growth has been derived primarily from the sale of Phototron Units and re-order products.  Rather than using traditional advertising and sales methods, we have chosen to create a multi-tiered direct sales Distributor program to develop new customers.  Distributors earn commissions on sales activity to new retail customers and residual commission on reoccurring supplies.  Distributors earn additional commissions from the sales activities of other Distributors who they personally enroll.  These rewards are extended for up to three generations of Distributors, meaning that a Distributor earns a commission on the sales of the Distributors they have personally enrolled as well as on the sales of second- and third-generation Distributors.

Our success and the planned growth and expansion of our business depend on us achieving greater and broader acceptance of our products and expanding our customer base.  There can be no assurance that customers will purchase our products or that we will continue to expand our customer base.  Though we plan to continuously provide tools to our Distributors to enable them to generate sales, we cannot guarantee that the time and resources we spend on these efforts will generate a commensurate increase in purchasers of our products.  If we are unable to effectively market or expand our product offerings, and if our Distributor enrollment does not increase, we will be unable to grow and expand our business or implement our business strategy.  This could materially impair our ability to increase sales and revenue and materially and adversely affect our margins, which could harm our business and cause our stock price to decline.

Our future success depends largely upon our ability to attract and retain a large active base of Distributors who purchase and sell our products.  We cannot give any assurances regarding the productivity and/or effectiveness of our Distributors.  Several factors affect our ability to attract and retain a significant number of Distributors, including:

•	on-going motivation of our Distributors;

•	general economic conditions;

•	significant changes in the amount of commissions paid;

•	public perception and acceptance of direct selling;

•	public perception and acceptance of us and our products;

•	the limited number of people interested in pursuing direct selling as a business;

•	our ability to provide proprietary quality-driven products that the market demands; and

•	competition in recruiting and retaining active Distributors.

If we incur substantial liability from litigation, complaints, or enforcement actions resulting from misconduct by our Distributors, our financial condition could suffer.  We will require that our Distributors comply with applicable law and with our policies and procedures.  Although we will use various means to address misconduct by our Distributors, including maintaining these policies and procedures to govern the conduct of our Distributors and conducting training seminars, it will still be difficult to detect and correct all instances of misconduct.  Violations of applicable law or our policies and procedures by our Distributors could lead to litigation, formal or informal complaints, enforcement actions, and inquiries by various federal, state, or foreign regulatory authorities against us and/or our Distributors.  Litigation, complaints, and enforcement actions involving us and our Distributors could consume considerable amounts of financial and other corporate resources, which could have a negative impact on our sales, revenue, profitability and growth prospects.  As we are currently in the process of implementing our direct sales Distributor program, we have not been, and are not currently, subject to any material litigation, complaint or enforcement action regarding Distributor misconduct by any federal, state or foreign regulatory authority.

Our future manufacturers could fail to fulfill our orders for Phototron Units, which would disrupt our business, increase our costs, harm our reputation and potentially cause us to lose our market.  We may depend on contract manufacturers in the future to produce our products.  These manufacturers could fail to produce Phototron Units to our specifications or in a workmanlike manner and may not deliver the units on a timely basis.  Our manufacturers may also have to obtain inventories of the necessary parts and tools for production.  Any change in manufacturers to resolve production issues could disrupt our ability to fulfill orders for Phototron Units.  Any change in manufacturers to resolve production issues could also disrupt our business due to delays in finding new manufacturers, providing specifications and testing initial production.  Such disruptions in our business and/or delays in fulfilling orders would harm our reputation and would potentially cause us to lose our market.

Our inability to effectively protect our intellectual property would adversely affect our ability to compete effectively, our revenue, our financial condition and our results of operations.  We may be unable to obtain intellectual property rights to effectively protect our technology.  Our ability to compete effectively may be affected by the nature and breadth of our intellectual property rights.  While we intend to defend against any threats to our intellectual property rights, there can be no assurance that any such actions will adequately protect our interests.  If we are unable to secure intellectual property rights to effectively protect our technology, our revenue and earnings, financial condition, or results of operations would be adversely affected.

We may also rely on nondisclosure and non-competition agreements to protect portions of our technology.  There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, that third parties will not otherwise gain access to our trade secrets or proprietary knowledge, or that third parties will not independently develop the technology.

We do not warrant any opinion as to non-infringement of any patent, trademark, or copyright by us or any of our affiliates, providers, or Distributors.  Nor do we warrant any opinion as to invalidity of any third-party patent or unpatentability of any third-party pending patent application.

Intellectual property litigation would be costly and could adversely impact our business operations.  We may have to take legal action in the future to protect our technology or to assert our intellectual property rights against others.  Any legal action could be costly and time consuming to us, and no assurances can be made that any action will be successful.  The invalidation of any intellectual property rights that we may own, or an unsuccessful outcome in lawsuits to protect our technology, could have a material adverse effect on our business, financial position, or results of operations.

Intellectual property litigation can be expensive, complex, and protracted.  Because of such complexity, and the vagaries of the jury system, intellectual property litigation may result in significant damage awards and/or injunctions that could prevent the manufacture, use, distribution, importation, exportation, and sale of products or require us to pay significant royalties in order to continue to manufacture, use, distribute, import, export, or sell products.  Furthermore, in the event that our right to license or to market our technology is successfully challenged, and if we fail to obtain a required license or are unable to design around a patent held by a third party, our business, financial condition, or results of operations could be materially adversely affected.

Our industry is highly competitive and we have less capital and resources than many of our competitors, which may give them an advantage in developing and marketing products similar to ours or make our products obsolete.  We are involved in a highly competitive industry where we may compete with numerous other companies who offer alternative methods or approaches, who may have far greater resources, more experience, and personnel perhaps more qualified than we do.  Such resources may give our competitors an advantage in developing and marketing products similar to ours or products that make our products obsolete.  There can be no assurance that we will be able to successfully compete against these other entities.

We will be required to attract and retain top quality talent to compete in the marketplace.  We believe our future growth and success will depend in part on our ability to attract and retain highly skilled managerial, product development, sales and marketing, and finance personnel.  There can be no assurance of success in attracting and retaining such personnel.  Shortages in qualified personnel could limit our ability to increase sales of existing products and services and launch new product and service offerings.

Our forecasts are highly speculative in nature and we cannot predict results in a development stage company with a high degree of accuracy.  Any financial projections, especially those based on ventures with minimal operating history, are inherently subject to a high degree of uncertainty, and their ultimate achievement depends on the timing and occurrence of a complex series of future events, both internal and external to the enterprise.  There can be no assurance that potential revenues or expenses we project will, in fact, be received or incurred.

We will be subject to evolving and expensive corporate governance regulations and requirements.  Our failure to adequately adhere to these requirements or the failure or circumvention of our controls and procedures could seriously harm our business.  As a publicly traded company, we are subject to various federal, state and other rules and regulations, including applicable requirements of the Sarbanes-Oxley Act of 2002.  Compliance with these evolving regulations is costly and requires a significant diversion of management time and attention, particularly with regard to our disclosure controls and procedures and our internal control over financial reporting.  Our internal controls and procedures may not be able to prevent errors or fraud in the future.  Faulty judgments, simple errors or mistakes, or the failure of our personnel to adhere to established controls and procedures, may make it difficult for us to ensure that the objectives of the control system are met.  A failure of our controls and procedures to detect other than inconsequential errors or fraud could seriously harm our business and results of operations.

Our limited senior management team size may hamper our ability to effectively manage a publicly traded company while developing our products and harm our business.  Our management team has experience in the management of publicly traded companies and complying with federal securities laws, including compliance with recently adopted disclosure requirements on a timely basis.  They realize it will take significant resources to meet these requirements while simultaneously working on developing and protecting our intellectual property.  Our management will be required to design and implement appropriate programs and policies in responding to increased legal, regulatory compliance and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm our business.

Risks Related to our Common Stock

The limited trading market for our common stock results in limited liquidity for shares of our common stock and significant volatility in our stock price.  Although prices for our shares of common stock are quoted on the OTCQB, there is little current trading and no assurance can be given that an active public trading market will develop or, if developed, will be sustained.  The OTCQB is generally regarded as a less efficient and less prestigious trading market than other national markets.  We can provide no assurance regarding if or when our common stock will be quoted on another more prestigious exchange or market.  Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders.  The absence of an active trading market reduces the liquidity of our common stock.

The market price of our stock is likely to be highly volatile because for some time there will likely be a thin trading market for the stock, which causes trades of small blocks of stock to have a significant impact on our stock price.  As a result of the lack of trading activity, the quoted price for our common stock on the OTCQB is not necessarily a reliable indicator of its fair market value.  Further, if we cease to be quoted, holders of our common stock would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock would likely decline.

Trading in our common stock will be subject to regulatory restrictions since our common stock is considered a “penny stock.”  Our common stock is currently, and in the near future will likely continue to be, considered a “penny stock.”  The Securities and Exchange Commission (“SEC”) has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.”  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market.  The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure and other requirements may adversely affect the trading activity in the secondary market for our common stock.

We do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation on the value of our common stock.  While we declared and paid a dividend to holders of record of our common stock as of February 28, 2011, we do not anticipate paying dividends in the foreseeable future and currently intend to retain any future earnings to support the development and expansion of our business.  Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time.  To the extent we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur.  In addition, investors must rely on sales of their common stock after price appreciation as the only way to realize their investment, and if the price of our stock does not appreciate, then there will be no return on investment.  Investors seeking cash dividends should not purchase our common stock.

Our officers, directors and principal stockholders can exert significant influence over us and may make decisions that are not in the best interests of all stockholders.  Our officers, directors and principal stockholders (greater than 5% stockholders) collectively beneficially own approximately 57.7% of our common stock.  As a result of such ownership these stockholders will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control.  In particular, this concentration of ownership of our common stock could have the effect of delaying or preventing a change of control of our company or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of our company.  This, in turn, could have a negative effect on the market price of our common stock.  It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock.  Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

Anti-takeover provisions may limit the ability of another party to acquire our company, which could cause our stock price to decline.  Our certificate of incorporation, as amended, our bylaws and Delaware law contain provisions that could discourage, delay or prevent a third party from acquiring our company, even if doing so may be beneficial to our stockholders.  In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains “forward-looking statements” that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources.  These forward-looking statements include, without limitation: statements regarding proposed new services; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; and other similar expressions concerning matters that are not historical facts.  Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes” and “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved.  Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.  Important factors that could cause these differences include, but are not limited to:

•	our failure to implement our business plan within the time period we originally planned to accomplish; and

•	other factors discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

Forward-looking statements speak only as of the date they are made.  You should not put undue reliance on any forward-looking statements.  We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares to be offered by the selling stockholders.  The proceeds from the sale of each selling stockholder’s common stock will belong to that selling stockholder.

PLAN OF DISTRIBUTION

We are registering certain outstanding shares of our common stock to permit the resale of these shares of our common stock by the holders of the outstanding shares from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of our common stock.  We will bear all fees and expenses incident to this registration statement.

The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of our common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.  The shares of our common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Notes or shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of our common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of our common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock.  All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

We will pay all expenses of the registration of the shares of our common stock estimated to be approximately $26,800 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, or the selling stockholders will be entitled to contribution.  We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of our common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF REGISTRANT’S SECURITIES

As of June 7, 2011, our authorized capital stock consisted of:

•	200,000,000 shares of common stock, par value $0.0001 per share; and

•	10,000,000 shares of preferred stock, par value $0.0001 per share.

As of June 7, 2011, there were outstanding:

•	144,423,683 shares of common stock held by 127 stockholders of record;

•	options to purchase 45,461,558 shares of common stock; and

•	no shares of preferred stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders.  Cumulative voting for the election of directors is not provided for in our certificate of incorporation, as amended, which means that the holders of a majority of the voting shares voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and our common stock is not convertible or redeemable.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Authorized but Undesignated Preferred Stock

We are authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions.  Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, by the affirmative vote of the holders of a majority of our capital stock entitled to vote, unless a vote of any other holders is required by our certificate of incorporation, as amended, or the Delaware General Corporation Law.  Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.  The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.  We have no current plan to issue any shares of preferred stock.

Options

At June 7, 2011, there were outstanding options to purchase 33,961,558 shares of our common stock at a per share exercise price of approximately $0.019, with an expiration date of February 13, 2021, and options to purchase 11,500,000 shares of our common stock at a per share exercise price of $0.25 per share, with an expiration date of May 19, 2021.  Our board of directors may modify the exercise prices of these options, provided that no modification may impair an optionee’s rights or increase an optionee’s obligations under an outstanding option agreement without the optionee’s consent.

Anti-takeover Provisions

Certain provisions of our certificate of incorporation, as amended, and Delaware law may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Charter and Bylaw Provisions

Our certificate of incorporation, as amended, allows our board of directors to issue 10,000,000 shares of preferred stock in one or more series and with such rights and preferences including voting rights, without further stockholder approval.  In the event that our board of directors designates additional series of preferred stock with rights and preferences, including super-majority voting rights, and issues such preferred stock, the preferred stock could make our acquisition by means of a tender offer, a proxy contest or otherwise, more difficult, and could also make the removal of incumbent officers and directors more difficult.  As a result, these provisions may have an anti-takeover effect.  The preferred stock authorized in our certificate of incorporation, as amended, may inhibit changes of control that are not approved by our board of directors.  These provisions could limit the price that future investors might be willing to pay for our common stock.  This could have the effect of delaying, deferring or preventing a change in control.  The issuance of preferred stock could also effectively limit or dilute the voting power of our stockholders.  Accordingly, such provisions of our certificate of incorporation, as amended, may discourage or prevent an acquisition or disposition of our business that could otherwise be in the best interest of our stockholders.

Delaware Law

In addition, Delaware has enacted the following legislation that may deter or frustrate takeovers of Delaware corporations:

The Delaware General Corporation Law expressly permits our board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of our assets, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on the employees, customers, suppliers, and other constituencies of our company and its subsidiary, and on the communities and geographical areas in which they operate.  Our board of directors may also consider the amount of consideration being offered in relation to the then current market price for our outstanding shares of common stock and our then current value in a freely negotiated transaction.  Our board of directors believes such provisions are in our long-term best interests and the long-term best interests of our stockholders.

We are subject to the Delaware control share acquisitions statute.  This statute is designed to afford stockholders of public corporations in Delaware protection against acquisitions in which a person, entity or group seeks to gain voting control.  With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested stockholders.  Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director.  The specific acquisition ranges that trigger the statute are: acquisitions of shares possessing one-fifth or more but less than one-third of all voting power; acquisitions of shares possessing one-third or more but less than a majority of all voting power; or acquisitions of shares possessing a majority or more of all voting power.  Under certain circumstances, the statute permits the acquiring person to call a special stockholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares.  The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is quoted on the OTCQB under the trading symbol “PHOT.”  From February 23, 2011 through March 9, 2011, our common stock was quoted on the OTCQB under the trading symbol “CYSU.”  Prior to February 23, 2011, our common stock was quoted on the OTC Bulletin Board under the trading symbol “CYSU.”

DESCRIPTION OF BUSINESS

Corporate History

We were incorporated in the State of Delaware on March 7, 2001 under the name Wentworth III, Inc.  On August 27, 2003, we completed the reverse acquisition of Whitco Company, L.P., a company engaged in the manufacture and sale of area lighting poles to distributors throughout the United States.  On March 15, 2006, Whitco voluntarily filed for protection under Chapter 11 of the U.S. bankruptcy laws.  On April 25, 2006, the bankruptcy court approved a sale of Whitco’s assets (other than cash and accounts receivable) used in its area lighting pole business.  The assets were sold free and clear of any liens and encumbrances to a third party purchaser pursuant to Section 363 of the U.S. Bankruptcy Code.  The purchaser issued a common stock purchase warrant to acquire shares of the purchaser’s common stock as consideration for the assets purchased (the “Purchase Warrant”).

On May 16, 2006, Whitco filed a motion to convert its bankruptcy case to a Chapter 7 liquidation proceeding.  This motion was granted by the bankruptcy court on July 13, 2006.  In connection with the liquidation, the Purchase Warrant and Whitco’s cash and accounts receivable were assigned and distributed to Whitco’s secured creditor.  As part of the Chapter 7 bankruptcy proceedings, no assets were available for distribution to unsecured creditors and, accordingly, these unsatisfied obligations were relieved as part of the liquidation in accordance with the provisions of Chapter 7 of U.S. Bankruptcy Code.

Since Whitco’s liquidation in bankruptcy, we have had nominal assets and nominal business operations and our business strategy had been to investigate and, if such investigation warranted, acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  In furtherance of this business strategy, on July 25, 2006, we voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code.  We subsequently determined to withdraw from bankruptcy court protection and, on motion made by the U.S. trustee, the bankruptcy court ordered the case dismissed on January 9, 2007.  Since the dismissal of our bankruptcy case, we have settled our outstanding liabilities with creditors.  In addition, effective February 22, 2007, we experienced a change in control and our management changed, pursuant to a Securities Purchase Agreement by and between our company and KIG Investors I, LLC.  As part of KIG Investors’ liquidation and dissolution, on January 9, 2009, KIG Investors distributed all 2,562,015 shares of our common stock held by it to its members, Lionsridge Capital, LLC and Keating Investments, LLC, pro rata based on their respective membership interests in KIG Investors.

On January 15, 2010, Lionsridge, Keating Investments, Kevin R. Keating, Laurus Master Fund, Ltd., Garisch Financial, Inc. and Woodman Management Corporation entered into a Stock Purchase Agreement pursuant to which (1) Lionsridge, Keating Investments, Keating, Laurus and GFI (collectively, the “Sellers”) would sell to Woodman, and Woodman would purchase from the Sellers, an aggregate of 3,861,721 shares of our common stock (the “Shares”), which Shares represent 89.1% of the issued and outstanding shares of our common stock, (2) the Sellers would assign to Woodman the Sellers’ registration rights under existing agreements with our company, (3) each Seller and our company would release each other from all existing claims (other than claims by Keating for statutory or other rights to indemnification as a result of his service as an officer and director of our company) and (4) Keating Investments would indemnify Woodman and our company from liabilities arising out of any breach of any representation, warranty, covenant or obligation of Keating Investments, Keating and Lionsridge, for a period of six months from the closing of the transactions under the Purchase Agreement, up to a maximum amount of $50,000.  The aggregate purchase price for the Shares was $210,129.51, or approximately $0.05441 per share.  In connection with the Purchase Agreement, Woodman also agreed to assume, and to pay at the closing of the transactions under the Purchase Agreement, certain obligations of our company in an aggregate amount of $30,000 (including $15,000 owed to Keating Investments as a consulting fee for services rendered to us in connection with the transactions contemplated under the Purchase Agreement).  The closing of the transactions under the Purchase Agreement occurred on February 3, 2010.  Woodman paid the aggregate purchase price for the Shares with personal funds.  On April 12, 2010, Woodman transferred the Shares to W-Net Fund I, L.P.

On February 14, 2011, we entered into an Agreement and Plan of Merger with PHI Merger Corporation and Phototron, Inc.  The closing of the transactions contemplated by the Merger Agreement occurred on March 9, 2011.  At the Closing, (i) MergerCo was merged with and into Phototron; (ii) Phototron became our wholly-owned subsidiary; (iii) all of Phototron’s shares and options outstanding prior to the Merger were exchanged (or assumed, in the case of options) for comparable securities of our company; and (iv) 95% of our fully-diluted shares were owned by Phototron’s former shareholders and option holders.  At the Closing, we issued to Phototron’s former shareholders, in exchange for the 1,666,666 shares of Phototron’s common stock outstanding prior to the Merger, 130,621,421 shares of our common stock.  As a result of the Merger we are solely engaged in Phototron’s business and Phototron’s officers and directors became our officers and directors.  In connection with the Merger, we changed our name from Catalyst Lighting Group, Inc. to Phototron Holdings, Inc., on March 9, 2011.

From January 13, 2011 through February 14, 2011, Phototron sold an aggregate of 666,666 shares of its common stock (which were exchanged for 52,248,537 shares of our common stock in the Merger) to accredited investors in a private placement for aggregate gross proceeds of $999,989 (the “Capital Raise Transaction”).  Purchasers of such shares are prohibited from transferring or selling such shares, except in limited circumstances (including for estate planning purposes, as otherwise permitted by our company or pursuant to a registration statement as described below), through June 8, 2012 (the “Restricted Period”), and have registration rights pursuant to which we may, at our discretion, include up to 50% of such shares in any registration statement we file under the Securities Act to register the resale of shares of our common stock.  Upon the effectiveness of any such registration statement, purchasers of such shares are permitted to sell up to 50% of their shares included for resale under such registration statement, in increments of up to 5% of their total shares in any calendar month during the Restricted Period.

The following table presents gross proceeds from the Capital Raise Transaction and all payments made to the applicable selling stockholders, their related parties, and other parties from the gross proceeds raised in the Capital Raise Transaction:

Gross Proceeds	$999,989.00
Less Payments to Selling Stockholders Affiliates:
Woodman Management Corporation(1)	$125,436.71
$874,552.29
Less Payments to Other Parties:
Company Corporate Legal Counsel(2)	$4,359.50
Company Transfer Agent(3)	$1,729.99
Company Independent Accounting Firm(4)	$29,081.00
Phototron Corporate Legal Counsel(5)	$65,640.50
Net Proceeds	$773,741.30

(1)	We repaid outstanding indebtedness owed to Woodman Management Corporation.
(2)	We paid this fee in connection with corporate legal services rendered to us prior to the Merger.
(3)	We paid this fee in connection with transfer agent and registrar services rendered to us prior to the Merger.
(4)	We paid this fee in connection with accounting services rendered to us prior to the Merger.
(5)	We paid this fee in connection with corporate legal services rendered to Phototron prior to the Merger.

On June 7, 2011, we sold an aggregate of 5,000,000 shares of our common stock to accredited investors in a private placement for aggregate gross proceeds of $500,000 (the “Subsequent Capital Raise Transaction”).

The following table presents gross proceeds from the Subsequent Capital Raise Transaction and all payments made to the applicable selling stockholders, their related parties, and other parties from the gross proceeds raised in the Subsequent Capital Raise Transaction:

Gross Proceeds	$500,000.00
Less Payments to Other Parties:
Company Corporate Legal Counsel(1)	$5,000.00
Net Proceeds	$495,000.00

(1)	We paid this fee in connection with corporate legal services rendered to us in connection with the Subsequent Capital Raise Transaction.

Business

General

Phototron was formed on September 9, 2002 as a California corporation.  We sell and distribute mini-hydroponic greenhouses (Phototron Units) and horticultural seeds, mineral nutrient solutions, growing mediums and germination kits.

Hydroponic gardening generally describes the method of growing plants without soil.  Plants are typically grown in various growing mediums using a mineral nutrient solution.  Nutrient solutions contain substantially all of the minerals that plants normally would get from the soil in a more concentrated form.  Growing mediums aerate and support a plant’s root system while channeling the nutrient solution.  Consequently, the root system is exposed to more oxygen, which stimulates root growth and nutrient absorption.  Since plants do not have to use energy to search for the nutrients they require, the saved energy is used to grow faster and produce a greater yield.

The demographics of today’s food gardening households include a broad cross-section of the U.S. population.  There are few other activities where virtually every demographic group is so well represented, no matter what their age, education, income, marital status, household size, gender, or regional location.

Phototron Units

We design and manufacture indoor mini-hydroponic greenhouses capable of growing almost any herb, vegetable, flower, fruit or terrestrial plant better, stronger and faster than traditional farming methods.  Our Phototron Units, consisting of 21” x 39” units and 21” x 51” units, provide between 18,900 and 36,000 lumens of light.  Phototron Units also allow users to precisely control what a plant receives, grow crops densely, avoid using pesticides, increase yields and automatically water plants.

Re-order Products

We also formulate and sell horticultural seeds, mineral nutrient solutions, growing mediums and germination kits to facilitate hydroponic gardening through the use of our Phototron Units.  In addition, we design and manufacture replacement parts for our Phototron Units to facilitate moderate customization of the units.  We intend to instruct and certify our Distributors in the optimal use of our products to enable them to effectively instruct other participants in our direct sales network on such use.

Direct Sales Distribution

We own a mailing list and have a customer base exceeding 50,000 people.  Our re-order program, which involves the sale of nutrients and related products and replacement parts for Phototron Units, represents 50% of our revenue.  In the near future, we plan to expand our marketing efforts with a direct sales distribution network that will:

•	Create an ever growing and consuming sales funnel that delivers a financially motivated, person-to-person, grass roots sales force;

•	Allow Distributors to purchase and resell Phototron Units and supplies;

•	Promote sales to existing in-door and out-door gardeners;

•	Create greater brand awareness nationwide in a short period of time;

•	Eliminate the need for an in-house sales staff;

•	Create thousands of product evangelists and hydroponic consultants; and

•	Increase monthly re-orders and after market part sales.

Distributors will pay to join our direct sales distribution network and will receive materials and training to help them build their own in-door gardening supply distributorship.

Distributors will earn commissions on sales activity to new retail customers and residual commission on reoccurring supplies.  Distributors will also earn commissions from the sales activities of other Distributors who they personally enroll.  These rewards are extended for up to three generations of Distributors, meaning that a Distributor earns commissions on the sales of the Distributors they have personally enrolled as well as on the sales of second- and third-generation Distributors.

With our marketing strategy, which is based on a commission structure, encouraging the expansion of the number of our marketing Distributors, and the ease of use of our products, we expect to increase the enjoyment derived from hydroponic gardening for those who purchase our products.

Competition

Hydroponic stores, our primary competition, sell parts that individuals must use to assemble into desired configurations.  Phototron Units come in two basic sizes and offer a turn-key system for hydroponic gardening.  We believe that turn-key systems will be more desirable because of their ease of use, but some customers may desire to buy parts for greater flexibility.

We also face competition from well capitalized companies offering traditional gardening equipment and supplies as well as other specialized hydroponic equipment and nutrient suppliers, such as Aerogrow International, Inc.  We believe that the advantages offered by hydroponic gardening make our product offerings generally superior to those offered by traditional gardening suppliers.  With respect to hydroponic suppliers, we believe that while our product offerings are comparable to those offered by our competitors, our direct sales distribution network will serve to differentiate our products in our market.

In addition, as a direct selling company, we will compete with other direct selling organizations, some of which have a longer operating history and higher visibility, name recognition and financial resources than we do.  These competitors may be able to attract customers more easily because of their financial resources.  Our larger competitors can also devote substantially more resources to business development and may adopt more aggressive pricing policies.  We will compete for new Distributors on the strength of our multiple business opportunities, product offerings, compensation plan and management.  In order to successfully compete in this market and attract and retain Distributors, we must maintain the attractiveness of our business opportunities to our Distributors.

While our management believes that we have the opportunity to be successful in the hydroponic gardening industry, there can be no assurance that we will be successful in accomplishing our business initiatives, or that we will be able to achieve any significant levels of revenues, or recognize net income, from the sale of our products and services.

Intellectual Property and Proprietary Rights

Our intellectual property is comprised of several elements: technology, know-how, and marketing intangibles.

Our technology consists of Phototron Units and mineral nutrient solution formulations.  This technology will position us as a leading supplier of hydroponic gardening equipment and supplies to our Distributors and their customers.  We will continue to expand our product offerings as our business grows.

Our know-how includes more than ten years in the hydroponic gardening industry (based on Mr. Sagheb’s work experience over the last eight years and Mr. Ellins personal experience over the last two years), over twenty years of direct sales expertise (based on Mr. Ellins’ fifteen years of work experience and Mr. Denkin’s eight years of work experience in direct selling industries) and a committed group of leaders and Distributors (including Messrs. Ellins and Denkin) who have mastered the art of direct selling and who will emerge as the engine for our growth.

Our marketing intangibles can be divided into several sub-groups: the stature of our executive team, our committed Distributors and other property such as trademarks and domain names.

Our direct sales distribution network will consist of a dynamic body of individuals who share our vision about the expansive prospects of hydroponic gardening.  By sharing our gross revenues with our network, we will create a dedicated sales force that replaces the traditional advertising, sales and marketing expense items of other hydroponic gardening companies.  This group of individuals will be a valuable intangible asset of our company.  Consequently, to ensure seamless communications with this valuable asset, we have brought in several multi-tier marketing consultants to assist us in crafting our relations with our network.

Our other intellectual property is primarily in the form of trademarks and domain names.  We hold common law trademarks and intend to register several trademarks with the United States Patent and Trademark Office.  We also hold all rights to the www.phototron.com domain name.

We have a policy of entering into confidentiality and non-disclosure agreements with our employees and some of our vendors and customers as we deem necessary.  These agreements and policies are intended to protect our intellectual property, but we cannot ensure that these agreements or the other steps we have taken to protect our intellectual property will be sufficient to prevent theft, unauthorized use or adverse infringement claims.  We cannot prevent piracy of our methods and features, and we cannot determine the extent to which our methods and features are being pirated.

Product Development

We have undergone a redesign of our core product, the Phototron indoor mini-hydroponic greenhouse.  Additional product development in lighting and ventilation, as well as investigating micro-processor based automation, has totaled approximately $100,000.  We expect to continue our product development efforts to continue improving our product offerings.

Government Regulation

Our marketing program will be subject to a number of federal and state regulations administered by the Federal Trade Commission and various state agencies in the United States, directed at preventing fraudulent or deceptive marketing schemes by ensuring that product sales are made to consumers of the products and that compensation, recognition, and advancement within the marketing organization are based on the sale of products rather than investment in the organization or other non-sales-related criteria.  These regulatory requirements do not include “bright line” rules and are inherently fact-based.  Thus, even though we believe that our marketing program will comply with applicable federal and state laws or regulations, a governmental agency or court could determine that we have failed to meet these requirements in a particular case.  Such an adverse determination could require us to make modifications to our marketing program, increasing our operating expenses.  The negative publicity associated with such an adverse determination could also reduce Distributor and end user demand for our products, which would consequently reduce our sales and revenues.

Legislative or regulatory changes in one or more of our present or future markets could lead to the determination that our marketing system does not comply with applicable laws and regulations and could result in the prohibition of our marketing system.  Failure to comply with applicable laws and regulations could result in the imposition of legal fines and/or penalties which would increase our operating costs.  We may also be required to comply with directives or orders from various courts or applicable regulatory bodies to comply with new legislation or regulation, which would detract management’s attention from the operation of our business.  Further we could be prohibited from distributing products through our marketing system or may be required to modify our marketing system.

Employees

As of June 7, 2011, we had ten full-time employees and one part-time employee.  Since inception, we have never had a work stoppage, and our employees are not represented by a labor union.  We consider our relationship with our employees to be positive.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 20259 Ventura Boulevard, Woodland Hills, CA 91364.  As of February 2011, Phototron entered into a lease of approximately 4,500 square feet of office space at that address, for which Phototron pays $8,066 per month.  The lease is between Phototron and Woodcourt, LLC.

On April 19, 2011, Phototron leased approximately 7,600 square feet of space as a warehouse facility located at 717 East Gardena Boulevard, Carson, CA 90248.  The lease requires minimum monthly payments of $4,065 and has a term of 13 months.

Our telephone number is (818) 992-0200.  We believe our facilities are adequate to meet our current and near-term needs.

LEGAL PROCEEDINGS

We are not currently party to any legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on our results of operations or financial position.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Common Stock

Our common stock is currently quoted on the OTCQB under the trading symbol “PHOT.”  From February 23, 2011 through March 9, 2011, our common stock was quoted on the OTCQB under the trading symbol “CYSU.”  Prior to February 23, 2011, our common stock was quoted on the OTCBB under the trading symbol “CYSU.”  The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low

Year Ended December 31, 2009
First Quarter	$1.01	$0.15
Second Quarter	$1.05	$1.01
Third Quarter	$1.05	$0.07
Fourth Quarter	$0.07	$0.04

Year Ended December 31, 2010
First Quarter	$0.10	$0.04
Second Quarter	$0.10	$0.10
Third Quarter	$0.10	$0.10
Fourth Quarter	$0.20	$0.10

Year Ended December 31, 2011
First Quarter	$1.10	$0.09

On June 7, 2011, the closing sales price of our common stock as reported on the OTCQB was $0.45 per share.  As of June 7, 2011, there were 127 record holders of our common stock.

Dividends

On January 24, 2011, our board of directors declared, for stockholders of record of our common stock as of February 28, 2011, a per share dividend of (i) $0.05772 in cash and (ii) one (1) share of our common stock, subject to (a) the closing of the Merger, (b) our compliance with the applicable requirements of the Delaware General Corporation Law and (c) our notification to the Financial Industry Regulatory Authority (“FINRA”) of the dividend and FINRA’s confirmation that it has received the necessary documentation to process the dividend.  We satisfied all of the conditions to payment of the dividend and paid and issued such dividend on March 11, 2011.

Other than the aforementioned dividend, we have no intention of paying any cash dividends on our common stock in the foreseeable future.  The declaration and payment of dividends is subject to the discretion of our board of directors and to certain limitations imposed under Delaware statutes.  The timing, amount and form of dividends, if any, will depend upon, among other things, our results of operation, financial condition, cash requirements, and other factors deemed relevant by our board of directors.  We intend to retain any future earnings for use in our business.  Phototron has never paid dividends on its common stock.

Equity Compensation Plan Information

We had no options outstanding as of December 31, 2010.

Phototron 2010 Stock Incentive Plan

We assumed options to purchase 33,961,558 shares of our common stock.  Such options, all of which were issued prior to the Merger and were originally exercisable for a total of 433,333 shares of Phototron’s common stock, were originally issued under Phototron’s 2010 Stock Incentive Plan (the “2010 Plan”).   Any shares of our common stock subject to an award, which for any reason expires or terminates unexercised, will not be available for issuance under the 2010 Plan.

The 2010 Plan will terminate as to grants of awards after 10 years from the effective date, unless it is terminated earlier by our board of directors.  The 2010 Plan authorizes the award of stock options, stock purchase grants, stock appreciation rights and stock units.

General; Types of Awards

The 2010 Plan provides for the grant of options to purchase shares of common stock and restricted stock awards and purchase rights.  Incentive stock options (“ISOs”) may be granted only to employees.  Nonstatutory stock options and other stock-based awards may be granted to officers, employees, non-employee directors and consultants.

Administration

The 2010 Plan will be administered by our board of directors or a committee of our board of directors (the “Administrator”), as provided in the 2010 Plan.  The Administrator will have the authority to select the eligible participants to whom awards will be granted, to determine the types of awards and the number of shares covered and to set the terms, conditions and provisions of such awards, to cancel or suspend awards under certain conditions, and to accelerate the exercisability of awards.  The Administrator will be authorized to interpret the 2010 Plan, to establish, amend, and rescind any rules and regulations relating to the 2010 Plan, to determine the terms of agreements entered into with recipients under the 2010 Plan, and to make all other determinations that may be necessary or advisable for the administration of the 2010 Plan.  Our board of directors may at its discretion delegate the responsibility for administering the 2010 Plan to any committee of the board of directors.

Eligibility

Options and other awards may be granted under the 2010 Plan to directors, officers, employees and consultants of our company and any of our subsidiaries, provided that the services of such consultants are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for our securities.  At the date of this prospectus, all of our officers, directors, employees and consultants would have been eligible to receive awards under the 2010 Plan.

Stock Option Grants

The exercise price per share of our common stock purchasable upon exercise of any stock option will be determined by the Administrator, but cannot in any event be less than 100% of the fair market value of our common stock on the date the option is granted.  The Administrator will determine the term of each stock option (subject to a maximum term of 10 years) and each option will be exercisable pursuant to a vesting schedule determined by the Administrator.  The grants and the terms of ISOs will be restricted to the extent required for qualification as ISOs by the U.S. Internal Revenue Code of 1986, as amended.  Subject to approval of the Administrator, options may be exercised by payment of the exercise price in cash, shares of common stock or pursuant to a “cashless exercise” through a broker-dealer under an arrangement approved by the Administrator.  The Administrator may require the grantee to pay to us any applicable withholding taxes that we are required to withhold with respect to the grant or exercise of any option.  The withholding tax may be paid in cash or, subject to applicable law, the Administrator may permit the grantee to satisfy these obligations by the withholding or delivery of shares of our common stock.  We may withhold from any shares of our common stock that may be issued pursuant to an option or from any cash amounts otherwise due from us to the recipient of the option an amount equal to such taxes.

Restricted Stock Grants

Restricted shares may be sold or awarded for consideration determined by the Administrator, including cash, full-recourse promissory notes, as well as past and future services.  Any award of restricted shares will be subject to a vesting schedule determined by the Administrator.  Any restricted shares that are not vested will be subject to rights of repurchase, rights of first refusal or other restrictions as determined by the Administrator.  In general, holders of restricted shares will have the same voting, dividend and other rights as our other stockholders.

Adjustments

In the event of any change affecting shares of our common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distribution to stockholders other than cash dividends, the Administrator will make substitutions or adjustments in the aggregate number of shares that may be distributed under the 2010 Plan, and in the number and types of shares subject to, and the exercise prices under, outstanding awards granted under the 2010 Plan, in accordance with the provisions of the 2010 Plan.

Transferability

Unless otherwise permitted by the 2010 Plan and approved by the Administrator as permitted by the 2010 Plan, no award will be assignable or otherwise transferable by the grantee other than by will or the laws of descent and distribution and, during the grantee’s lifetime, an award may be exercised only by the grantee.

Amendment and Termination

Our board of directors may amend the 2010 Plan in any and all respects without stockholder approval, except as such stockholder approval may be required under applicable law or pursuant to the listing requirements of any national market system or securities exchange on which our equity securities may be listed or quoted.

Unless sooner terminated by our board of directors, the 2010 Plan will terminate as to further grants of awards on October 31, 2020.

2011 Stock Incentive Plan

Our 2011 Stock Incentive Plan (the “2011 Plan”) was adopted and became effective on May 17, 2011.  A total of 18,870,184 shares of our common stock are reserved for issuance upon exercise of awards granted under the 2011 Plan.  Any shares of our common stock subject to an award, which for any reason expires or terminates unexercised, are again available for issuance under the 2011 Plan.

The 2011 Plan will terminate as to grants of awards after 10 years from the effective date, unless it is terminated earlier by our board of directors.  The 2011 Plan authorizes the award of stock options, stock purchase grants, stock appreciation rights and stock units.

General; Types of Awards

The 2011 Plan provides for the grant of options to purchase shares of common stock, restricted stock, stock appreciation rights (“SARs”) and restricted stock units (rights to receive, in cash or stock, the market value of one share of our commons stock).  Incentive stock options (“ISOs”) may be granted only to employees.  Nonstatutory stock options and other stock-based awards may be granted to officers, employees, non-employee directors and consultants.

Administration

The 2011 Plan will be administered by our board of directors or a committee of our board of directors (the “Administrator”), as provided in the 2011 Plan.  The Administrator will have the authority to select the eligible participants to whom awards will be granted, to determine the types of awards and the number of shares covered and to set the terms, conditions and provisions of such awards, to cancel or suspend awards under certain conditions, and to accelerate the exercisability of awards.  The Administrator will be authorized to interpret the 2011 Plan, to establish, amend, and rescind any rules and regulations relating to the 2011 Plan, to determine the terms of agreements entered into with recipients under the 2011 Plan, and to make all other determinations that may be necessary or advisable for the administration of the 2011 Plan.  Our board of directors may at its discretion delegate the responsibility for administering the 2011 Plan to any committee of the board of directors.

Eligibility

Options and other awards may be granted under the 2011 Plan to directors, officers, employees and consultants of our company and any of our subsidiaries, provided that the services of such consultants are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for our securities.  At the date of this prospectus, all of our officers, directors and employees would have been eligible to receive awards under the 2011 Plan.

Stock Option and SAR Grants

The exercise price per share of our common stock purchasable upon exercise of any stock option or SAR will be determined by the Administrator, but cannot in any event be less than 100% of the fair market value of our common stock on the date the option is granted.  The Administrator will determine the term of each stock option or SAR (subject to a maximum term of 10 years) and each option or SAR will be exercisable pursuant to a vesting schedule determined by the Administrator.  The grants and the terms of ISOs will be restricted to the extent required for qualification as ISOs by the U.S. Internal Revenue Code of 1986, as amended.  Subject to approval of the Administrator, options or SARs may be exercised by payment of the exercise price in cash, shares of common stock or pursuant to a “cashless exercise” through a broker-dealer under an arrangement approved by the Administrator.  The Administrator may require the grantee to pay to us any applicable withholding taxes that we are required to withhold with respect to the grant or exercise of any option.  The withholding tax may be paid in cash or, subject to applicable law, the Administrator may permit the grantee to satisfy these obligations by the withholding or delivery of shares of our common stock.  We may withhold from any shares of our common stock that may be issued pursuant to an option or from any cash amounts otherwise due from us to the recipient of the option an amount equal to such taxes.

Restricted Stock Grants

Restricted shares may be sold or awarded for consideration determined by the Administrator, including cash, full-recourse promissory notes, as well as past and future services.  Any award of restricted shares will be subject to a vesting schedule determined by the Administrator.  Any restricted shares that are not vested will be subject to rights of repurchase, rights of first refusal or other restrictions as determined by the Administrator.  In general, holders of restricted shares will have the same voting, dividend and other rights as our other stockholders.

Adjustments

In the event of any change affecting shares of our common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distribution to stockholders other than cash dividends, the Administrator will make substitutions or adjustments in the aggregate number of shares that may be distributed under the 2011 Plan, and in the number and types of shares subject to, and the exercise prices under, outstanding awards granted under the 2011 Plan, in accordance with Section 10 and other provisions of the 2011 Plan.

Transferability

Unless otherwise permitted by the 2011 Plan and approved by the Administrator as permitted by the 2011 Plan, no award will be assignable or otherwise transferable by the grantee other than by will or the laws of descent and distribution and, during the grantee’s lifetime, an award may be exercised only by the grantee.

Amendment and Termination

Our board of directors may amend the 2011 Plan in any and all respects without stockholder approval, except as such stockholder approval may be required under applicable law or pursuant to the listing requirements of any national market system or securities exchange on which our equity securities may be listed or quoted.

Unless sooner terminated by our board of directors, the 2011 Plan will terminate as to further grants of awards on May 16, 2021.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion summarizes the significant factors affecting the operating results, financial condition and liquidity and cash flows of Phototron for the fiscal years ended December 31, 2010 and 2009.  The discussion and analysis that follows should be read together with the Financial Statements of Phototron and the notes to the Financial Statements included elsewhere in this prospectus.  Except for historical information, the matters discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are forward looking statements that involve risks and uncertainties and are based upon judgments concerning various factors that are beyond our control.

Overview

We design and manufacture indoor mini-greenhouses capable of growing almost any herb, vegetable, flower, fruit or terrestrial plant better, stronger and faster than traditional farming methods.  Our products, consisting of 21” x 39” units and 21” x 51” units, provide between 18,900 and 36,000 lumens of light.  Phototron Units allow users to precisely control what a plant receives, grow crops densely, avoid using pesticides, increase yields and automatically water plants.  We also formulate and sell horticultural seeds, mineral nutrient solutions, growing mediums and germination kits to facilitate hydroponic gardening through the use of our Phototron Units, in addition to replacement parts for our Phototron Units to facilitate moderate customization.  We plan to expand our marketing efforts with a direct sales distribution network that we anticipate will drive growth.

Operating expenses consist primarily of payroll and related costs and corporate infrastructure costs.  We expect that our operating expenses will increase as we hire additional staff and continue executing our business plan.  We anticipate incurring approximately $212,500 in added annual costs related to operating as a public company, consisting of accounting and audit-related fees, legal fees, director and officer insurance premiums and filing and other miscellaneous fees.

Historically, we have funded our working capital needs primarily through the sale of Phototron Units, re-order products and the sale of shares of our capital stock.

The Merger was accounted for as a reverse merger (recapitalization) with Phototron deemed to be the accounting acquirer, and our company deemed to be the legal acquirer.  Accordingly, the following represents a discussion of the operations of our wholly-owned subsidiary, Phototron, for the periods presented.

Results of Operations

Year Ended December 31, 2010 Compared with Year Ended December 31, 2009

Revenue

Our revenues were $449,564 in 2010 compared to $482,898 in 2009, a decrease of $33,334 (7%).  During 2010, we modified our advertising program.  Most of our advertising is spent on magazine advertising.  In 2010, we significantly reduced our advertising expenditures and modified the types of magazine advertisements that we purchased.  These changes ultimately proved to be detrimental to our overall revenue.  This was partially offset by an increase in the price that we charge our customers.  During the fourth quarter of 2009, we increased our prices by an average of 5%.

Starting in 2011, we anticipate that our direct sales program will increase the number of Distributors selling our products.  These Distributors will be focused on selling Phototron Units to new customers as well as re-orders and aftermarket part sales and nutrients.  Distributors in our direct sales program will have financial incentives to sell products directly to customers and to recruit additional distributors.  All of our Distributors will be compensated on a commission basis.  We believe that this model will accelerate the growth in our product awareness and our revenues.  We anticipate spending approximately $69,000 to implement this program (consisting of legal fees for documenting our compensation agreement, fees for financial models related to the compensation structure for the program and website design and database fees) and approximately $164,000 annually to maintain this program, in addition to commission payments we will make to our Distributors from time to time.

Cost of Revenue and Gross Profits

Our gross profit in 2010 was $226,438 (50.4% of revenue) compared to $198,438 (41.1% of revenue) in 2009.  The improvement in our gross profit margin was partially attributable to the price increase that was enacted during the fourth quarter of 2009.  Additionally, we benefitted from price reductions from certain vendors.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased to $275,249 in 2010, compared to $184,613 in 2009, an increase of $90,636 or 49%.  The increase is primarily due to higher salary and related benefits and professional fees associated with the reverse merger partially offset by decreases in advertising expenses.  We added two full time employees to our executive team during the fourth quarter of 2010.  Additionally, we incurred approximately $35,000 of product development expenses during 2010.

Net Income (Loss)

For the year ended December 31, 2010, we incurred a loss of $51,501, or $0.05 per share basic and diluted compared to net income of $8,586, or $0.01 per share basic and diluted for the year ended December 31, 2009.  Although revenue for the year ended December 31, 2010 decreased by $33,334 (7%), the gross profit margin improved due to price increases that were enacted during the fourth quarter of 2009.  The improvement in gross profit margin was offset by an increase in selling general and administrative expenses of $90,636, which reflects the additional costs associated with engaging two additional members of our executive team and the professional fees associated with the reverse merger.

Three Months Ended March 31, 2011 Compared to Three Months Ended March 31 2010

Revenue and Cost of Revenue

Our revenue decreased from $145,212 during the three months ended March 31, 2010 to $119,308 during the same period of 2011.  The decrease of $25,904 (18%) is the result of management focusing its efforts on expanding our marketing activities and completing the reverse merger in March 2011.  The gross profit margin decreased during the three months ended March 31, 2011to 43% of revenue from 49% during the three months ended March 31, 2010.  The decrease in gross profit margin reflects a reduction in the economies of scale as our fixed costs were spread over fewer units that were sold.  The combination of lower sales revenue and reduced gross profit margin resulted in a reduction in our gross profits of $20,395 during the current quarter.

General and Administrative expenses

General and administrative expenses were $512,458 during the three months ended March 31, 2011 compared to $42,806 during the same period in 2010, an increase of $469,652.  During the quarter ended March 31, 2010, we were privately held and did not incur any of the costs associated with being a public entity.  Our current focus is on expanding our distribution network.  We are developing certain promotional items to facilitate our marketing and distribution efforts and have enhanced our website in connection therewith.  During the three months ended March 31, 2011, we incurred $109,578 of marketing related expenses.  For the three months ended March 31, 2011, we recognized $137,980 of stock based compensation related to the issuance of stock options to employees, officers and directors.  Additionally, we hired more sales and administrative staff to support our anticipated expansion.  There can be no assurance that our planned revenue growth will actually occur or that it will result in additional profitability.

Liquidity and Capital Resources

As of March 31, 2011, we had cash of $191,162 and working capital of $112,047.  We have relied on funds generated through operations and through selling shares of our common stock in a series of private placements.

During the three months ended March 31, 2011, we used $337,234 in operations compared to cash provided from operations of $8,574 during the same period in the prior year.  The cash used in operations during the current period reflects the loss of $876,168 partially offset by $137,980 of stock-based compensation, merger related expenses of $414,884, including a dividend paid to our existing stockholders immediately prior to the Merger of $249,993, and an increase in accounts payable of $24,321.

We used $29,732 to purchase property and equipment.  There were no acquisitions of property and equipment in the prior period.

During the three months ended March 31, 2011 we generated $957,970 of funds from financing activities.  This includes $986,332, net of expenses, in proceeds from Phototron’s issuance of 666,666 shares of its common stock (exchanged for 52,248,537 shares of our common stock in the Merger) at $1.50 per share in January and February 2011.  Additionally, we repaid a related party note payable in the amount of $20,000, and continued to make payments of $8,362 on our note payable, bank.  During the three months ended March 31, 2010, we used $7,762 in financing activities related to payments made on our note payable, bank.

On May 3, 2011, we entered into a Revolving Promissory Note (the “Revolving Note”) with W-Net Fund I, L.P. (“W-Net”).  Under the terms of the Revolving Note, W-Net agreed to advance to us, from time to time and at W-Net’s discretion, amounts up to an aggregate of $150,000 pursuant to requests made by us until May 2, 2012.  All advances shall be paid on or before May 2, 2012 and interest shall accrue from the date of any advance on any principal amount withdrawn, and on accrued and unpaid interest thereon, at the rate of twelve percent (12%) per annum (fifteen percent (15%) per annum upon an event of default), compounded annually.  As of May 3, 2011, $100,000 was deemed outstanding under the Revolving Note.

On June 7, 2011, we sold an aggregate of 5,000,000 shares of our common stock to accredited investors in a private placement for aggregate gross proceeds of $500,000.

Unless our operations generate significant revenues and cash flows from operating activities, our continued operations will depend on whether we are able to raise additional funds through various potential sources, such as equity and debt financing, other collaborative agreements and strategic alliances.  Such additional funds may not become available on acceptable terms and there can be no assurance that any additional funding that we do obtain will be sufficient to meet our needs in the long term.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Those estimates and assumptions include estimates of sales returns, inventory reserves and accruals for potential liabilities.

Inventories

Inventories are stated at the lower of cost or market and are accounted for on a first-in, first-out basis.  Management analyzes historical and prospective sales data to estimate obsolescence.  We did not record any reserve for obsolescence during the three months ended March 31, 2011 and 2010.

Revenue

Revenue is recognized on the sale of a product when the product is shipped, which is when the risk of loss transfers to our customers, and collection of the sale is reasonably assured.  A product is not shipped without an order from the customer and the completion of credit acceptance procedures.  As substantially all sales are cash or credit card sales we did not maintain a reserve for bad debt as of March 31, 2011 and December 31, 2010.

Sales Returns

We allow customers to return defective products when they meet certain established criteria as outlined in our sales terms and conditions.  It is our practice to regularly review and revise, when deemed necessary, our estimates of sales returns, which are based primarily on actual historical return rates.  We record estimated sales returns as reductions to sales, cost of sales, and accounts receivable and an increase to inventory.  Returned products which are recorded as inventory are valued based upon the amount we expect to realize upon its subsequent disposition.

Recent Accounting Pronouncements

Note 2 to the accompanying interim financial statements sets forth certain accounting pronouncements that are applicable to our financial statements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements or transactions with unconsolidated, special purpose entities.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

The following table sets forth the names, positions and ages of our current executive officers and directors.  All directors serve until the next annual meeting of stockholders or until their successors are elected and qualified.  Officers are appointed by the board of directors and their terms of office are, except to the extent governed by an employment contract, at the discretion of the board of directors.

Name	Age	Position(s)
Craig Ellins(1)	58	Executive Chairman
Douglas Braun(2)	49	Chief Executive Officer
Brian B. Sagheb(1)	45	Chief Financial Officer, Secretary and Director
Todd Denkin(1)	47	Director

(1)	These persons were appointed to their respective positions effective March 9, 2011.

(2)	Mr. Braun was appointed as our Chief Executive Officer at the close of business on May 17, 2011.

Craig Ellins.  From being a pioneer in companies offering 24-hour live shopping networks, to developing one of the internet’s first streaming video business opportunities, Mr. Ellins has spent more than 30 years discovering emerging trends and creating start-ups.  He began his career by launching ACC, a chain of auto smog check centers.  During that time, he created CVR - the first network connecting multiple DMV databases to smog check facilities.  It’s a system that’s still in use today.  Mr. Ellins sold CVR to ADP and served as an officer at the company.  He went on to serve as head of Business Development at Fingerhut Corporation.  Then in 1995, he turned his attention to the internet and created helloNetwork, Inc. - pioneering live and on-demand streaming video.  helloNetwork was named the Nevada e-Company of the year and was featured on the cover of the New York Times.  Following that success, Mr. Ellins launched VMdirect and helloWorld – the first online streaming video company to offer a home-based business opportunity.  Mr. Ellins served as CEO from 2001 to 2008 and grew the company to a value of over $200 million.  Mr. Ellins’ past experience in the direct sales industry, including executive experience at a public direct sales company, led to the conclusion that Mr. Ellins should serve on our board of directors in light of our proposed business and structure.

Douglas Braun.  Mr. Braun brings to our company 20 years of senior leadership experience in global and domestic network marketing.  He has a proven background in brand development and international expansion and the ability to inspire large numbers of personnel and independent field representatives.  Prior to joining our company, he was President of Nikken International, a leading direct seller of wellness home technologies.  Previously he was Senior Vice President Global Marketing for a top 10 global network marketing company.  He has a degree in Marketing from the University of Cincinnati and an MBA from Xavier University.

Brian B. Sagheb.  Mr. Sagheb has served as a financial and operational executive in Fortune 500 corporations and venture backed start-ups.  Mr. Sagheb has served as the Chief Executive Officer of Phototron since September 2002.  He has also served as the CFO of SolarX – a renewable energy provider.  As an entrepreneur Mr. Sagheb, has purchased and grown several successful businesses.  Mr. Sagheb also owned West Coast Gourmet Distributors, which provides natural and organic products to health food and gourmet retailers.  Before his entrepreneurial business ventures, Mr. Sagheb served as Controller/CFO of Perks.com and was VP/Director of Finance for Oediv.com.  In addition, Mr. Sagheb’s impressive background and experience includes SunAmerica, Thorson & Associates Insurance, Rogers & Cowan and Orion Pictures.  Mr. Sagheb’s service as the Chief Executive Officer of Phototron and experience with the production and sales of our products led to the conclusion that Mr. Sagheb should serve on our board of directors in light of our proposed business and structure.

Todd Denkin.  Mr. Denkin has more than a decade of networking and marketing experience.  He is a 30-year veteran of the TV and film industry, working at top companies like Dick Clark Productions, Barris/Guber/Peters, Chris Bearde Productions, the Nickelodeon Network, Disney/MGM Studios and Time Warner.  Mr. Denkin has been a key contributor to shows for ABC, NBC, CBS, ESPN and MTV.  He was also involved in “The Australian Experience,” a film featured on The Today Show and screened at the opening ceremonies of the 2000 Olympics.  Mr. Denkin became “The Accidental Networker” when he registered in his first network marketing opportunity and was one of the first distributors to take part in a new internet phenomenon.  Mr. Denkin’s early action helped him earn millions in commissions with over 35,000 people in his organization.  More importantly, it taught him the tips and secrets to growing a huge business organization from home.  Mr. Denkin has traveled around the world, inspiring thousands of people to build wealth in their lives.  Mr. Denkin’s past experience in building and leading successful direct sales organizations led to the conclusion that Mr. Denkin should serve on our board of directors in light of our proposed business and structure.

None of the newly appointed officers or directors, nor any of their affiliates, beneficially owned any of our equity securities or rights to acquire any of our securities prior to the Closing, and no such persons have been involved in any transaction with us or any of our directors, executive officers or affiliates that is required to be disclosed pursuant to the rules and regulations of the SEC, other than with respect to the transactions that have been described herein.  None of the newly appointed officers and directors have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have they been a party to any judicial or administrative proceeding during the past ten years, except for matters that were dismissed without sanction or settlement, that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Director Independence

Until further determination by our board of directors, the full board of directors will undertake the duties of the audit committee, compensation committee and nominating committee of the board of directors.  We are not a “listed issuer” under SEC rules.  None of our directors are “independent” as that term is defined in Section 5605 of the Nasdaq Listing Rules.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table and related footnotes show the compensation paid during the fiscal years ended December 31, 2010 and 2009, to our named executive officers.  No other executive officers received salary and bonus in excess of $100,000 for the prior two fiscal years.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Total ($)
Eric Stoppenhagen(1)	2010	44,000	44,000
CEO, CFO, President, Treasurer & Secretary	2009	-	-

Kevin R. Keating(2)	2010	-	-
CEO, CFO, President, Treasurer & Secretary	2009	-	-

(1)	Mr. Stoppenhagen served as our CEO, CFO, President, Treasurer and Secretary from February 3, 2010 through March 9, 2011. Represents consulting fees paid to Mr. Stoppenhagen’s company, Venor, Inc.
(2)	Mr. Keating served as our CEO, CFO, President, Treasurer and Secretary from August 23, 2007 through February 3, 2010.

On February 3, 2010, we entered into a Consulting, Confidentiality and Proprietary Rights Agreement with Venor, Inc. pursuant to which Venor, Inc. provided financial services as well as services, through Eric Stoppenhagen, in the capacity of Chief Executive Officer, Chief Financial Officer, President, Treasurer, Secretary and sole director.  These services were provided for a fixed fee of $4,000 on a month to month basis.  We terminated this agreement on March 9, 2011.

The following table and related footnote show the compensation paid during the fiscal years ended December 31, 2010 and 2009, to Phototron’s named executive officers.  No other executive officers received salary and bonus in excess of $100,000 for the prior two fiscal years.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Total ($)
Brian B. Sagheb(1)	2010	57,000	57,000
CEO, CFO & Secretary	2009	50,000	50,000

(1)	Mr. Sagheb has served as Phototron’s Chief Executive Officer since September 2002. He was appointed as Phototron’s Chief Financial Officer and Secretary on November 1, 2010.

Outstanding Equity Awards at Fiscal Year-End

We did not grant options to our executive officers during 2010.

Phototron did not grant options to its executive officers during 2010.

Compensation of Directors

We did not pay any separate compensation to our directors during 2010.

Phototron did not pay any separate compensation to any director in 2010.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table presents information regarding the beneficial ownership of our common stock by the following persons as of June 7, 2011 and as adjusted to reflect the sale of the common stock in this offering by the selling stockholders: (i) each executive officer and director, (ii) all executive officers and directors as a group, (iii) each stockholder known to be the beneficial owner of more than 5% of our outstanding common stock and (iv) each selling stockholder.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of June 7, 2011 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

In connection with the closing of a preferred stock purchase on August 22, 2007, we entered into settlement and release agreements (collectively, the “Settlement Agreements”) with Feldman Weinstein & Smith, LLP (“FWS”), our former legal counsel, and with Halliburton Investor Relations (“HIR”), our former investor relation firm, for the issuance of common stock in complete settlement of amounts owed to them for services rendered.  Pursuant to these Settlement Agreements, we issued an aggregate of 71,086 shares of common stock valued at $7,109 or approximately $0.10 per share, in satisfaction of accrued liabilities totaling $73,260.  As a result of the stock dividend we declared for holders of record as of February 28, 2011, we have included an aggregate of 142,172 shares of our common stock held by David N. Feldman, the successor in interest to FWS, and HIR for resale pursuant to this prospectus.

On September 14, 2007, we issued to Dennis Depenbusch 20,000 shares of our common stock, valued at $2,000, for consulting services provided by Mr. Depenbusch in connection with our reorganization transaction.  As a result of the stock dividend we declared for holders of record as of February 28, 2011, we have included an aggregate of 40,000 shares of our common stock held by Mr. Depenbusch for resale pursuant to this prospectus.

On January 15, 2010, Lionsridge, Keating Investments, Keating, Laurus and GFI sold to Woodman 3,861,721 shares of our common stock and assigned to Woodman registration rights under existing agreements with our company.  On April 12, 2010, Woodman transferred those shares of our common stock to W-Net.  As a result of the stock dividend we declared for holders of record as of February 28, 2011, we have included 7,723,442 shares of our common stock held by W-Net for resale pursuant to this prospectus.

The following selling stockholders who purchased shares of Phototron’s common stock in the Capital Raise Transaction acquired shares of our common stock pursuant to the Merger: W-Net Fund I, L.P.; MER Investments, Inc.; Europa International, Inc.; Sara Sagheb; Susan Sagheb; The Fein Family Trust Dated 12/12/2008; Spear Trust Dated October 17, 1995; Adam Liebross; Yana Ratiner; David Birbrager Medicine Professional Corporation; For Glen LLC; Michael Tsenter, Janna Levin, Joint Tenants; Harvey E. Reich; Tom Sturges; Mapstead Trust, Created April 16, 2002; Brien Pierson; Bruce Galloway, IRA; Christopher D. Jennings & Karen Jennings; Strategic Turnaround Equity Partners, LP (Cayman); Jacombs Inv. Ltd.; GH Ventures, LLC; Seth M. Lukash; Ruth R. Peck; Billy Frank; AMAX Investment Holdings, LLC; Joseph Fane; The Raben Family Foundation; Raben Education Trust; Christine Sclafani; Elizabeth Guez & Kiera Guez; and The Charles Hung Jr. Living Trust.

The information presented in this table is based on 144,423,683 shares of our common stock outstanding on June 7, 2011.  Unless otherwise indicated, the address of each of the executive officers and directors and more than 5% stockholders named below is c/o Phototron Holdings, Inc., 20259 Ventura Boulevard, Woodland Hills, CA 91364.

	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
Name of Beneficial Owner	Number	Percentage of Shares Outstanding		Number	Percentage of Shares Outstanding

Executive Officers and Directors:
Craig Ellins (1)	8,359,761	5.5%	-	8,359,761	5.5%
Douglas Braun (2)	2,913,687	2.0%	-	2,913,687	2.0%
Brian B. Sagheb (3)	18,809,493	12.8%	-	18,809,493	12.8%
Todd Denkin (4)	2,351,187	1.6%	-	2,351,187	1.6%
All directors and executive officers as a group (5)	32,434,127	20.2%	-	32,434,127	20.2%

5% Stockholders:
W-Net Fund I, L.P. (6) 12400 Ventura Blvd., Ste. 327 Studio City, CA 91604	13,810,742	9.6%	9,772,088	4,038,654	2.8%
MER Investments, Inc. (7) 1640 Loma Vista Drive Beverly Hills, CA 90210	11,755,933	8.1%	3,956,393	7,799,540	5.4%
Lee Mendelson 20058 Ventura Blvd., Ste. 54 Woodland Hills, CA 91364	11,755,933	8.1%	-	11,755,933	8.1%
Europa International, Inc. (8) 1114 Avenue of the Americas 45th Floor New York, NY 10036	7,837,288	5.4%	2,637,595	5,199,693	3.6%
Sara Sagheb 10009 Keokuk Avenue Chatsworth, CA 91311	7,445,424	5.2%	2,505,715	4,939,709	3.4%
Susan Sagheb 4073 Farmdale Avenue Studio City, CA 91604	7,445,424	5.2%	2,505,715	4,939,709	3.4%

Other Selling Stockholders:
Halliburton Investor Relations (9) 14651 Dallas Pkwy., Ste. 800 Dallas, TX 75254	99,638	*	99,638	-	-
David N. Feldman 970 Browers Point Branch Hewlett Neck, NY 11598	42,534	*	42,534	-	-

	Number of Shares Beneficially Owned Prior to Offering			Number of Shares Beneficially Owned After Offering
Name of Beneficial Owner	Number	Percentage of Shares Outstanding	Number of Shares Being Offered	Number	Percentage of Shares Outstanding

Dennis Depenbusch 2709 Princeton Boulevard Lawrence, KS 66049	40,000	*	40,000	-	-
The Fein Family Trust Dated 12/12/2008 (10) 837 5th Street Manhattan Beach, CA 90266	1,306,241	*	439,608	866,633	*
Spear Trust Dated October 17, 1995 (11) 1550 3rd Street Manhattan Beach, CA 90266	1,306,241	*	439,608	866,633	*
Adam Liebross 13020 Pacific Promenade #415 Playa Vista, CA 90094	6,792,264	4.7%	879,189	5,913,075	4.1%
Yana Ratiner 18375 Ventura Blvd #552 Tarzana, CA 91356	1,306,162	*	439,581	866,581	*
David Birbrager Medicine Professional Corporation (12) 70 Lytton Boulevard Richmond Hill Canada L4B 3H4	940,475	*	316,512	623,963	*
ForGlen LLC (13) P.O. Box 5287 Culver City, CA 90231	5,224,807	3.6%	1,758,379	3,466,428	2.4%
Michael Tsenter, Janna Levin, Joint Tenants 3849 Ridgemoor Drive Studio City, CA 91604	1,332,339	*	448,391	883,948	*
Harvey E. Reich 2811 N.E. 55th Place Ft. Lauderdale, FL 33308	522,434	*	175,822	346,612	*
Tom Sturges 312 20th Street Manhattan Beach, CA 90266	522,434	*	175,822	346,612	*
Mapstead Trust, Created April 16, 2002 (14) 180 Horizon Way Aptos, CA 95003	2,612,403	1.8%	879,189	1,733,214	1.2%
Brien Pierson 4229 Hall Street Unit B Dallas, TX 75219	1,306,162	*	439,581	866,581	*
Bruce Galloway, IRA (15) 6365 Collins Avenue #3501 Miami Beach, FL 33141	783,729	*	263,760	519,969	*
Christopher D. Jennings & Karen Jennings 154 South Layton Drive Los Angeles, CA 90049	1,567,458	1.1%	527,519	1,039,939	*

	Number of Shares Beneficially Owned Prior to Offering			Number of Shares Beneficially Owned After Offering
	Number	Percentage of Shares Outstanding	Number of Shares Being Offered	Number	Percentage of Shares Outstanding

Strategic Turnaround Equity Partners, LP (Cayman) (16) c/o GCM Administrative Services LLC 720 Fifth Avenue, 10th Floor New York, NY 10019	4,702,373	3.3%	1,582,557	3,119,816	2.2%
Jacombs Inv. Ltd. (17) 6365 Collins Avenue #3501 Miami Beach, FL 33141	1,436,810	1.0%	483,550	953,260	*
GH Ventures, LLC (18) 720 Fifth Avenue 10th Floor New York, NY 10019	522,512	*	175,848	346,664	*
Seth M. Lukash 597 Westport Avenue Apt. B425 Norwalk, CT 06851	391,864	*	131,880	259,984	*
Ruth R. Peck 1405 Afton Street Pasadena, CA 91103	522,434	*	175,822	346,612	*
Billy Frank (19) 5135 Gaynor Avenue Encino, CA 91436	757,631	*	175,848	581,783	*
AMAX Investment Holdings, LLC (20) 15260 Ventura Blvd., 20th Fl. Sherman Oaks, CA 91403	1,306,241	*	439,608	866,633	*
Fane Joseph 22287 Mulholland Highway, #391 Calabasas, CA 91302	653,081	*	219,791	433,290	*
The Raben Family Foundation (21) 9601 Wilshire Boulevard Penthouse Beverly Hills, CA 90210	2,089,970	1.4%	703,368	1,386,602	1.0%
Raben Education Trust (22) 9601 Wilshire Boulevard Penthouse Beverly Hills, CA 90210	653,081	*	219,791	433,290	*
Christine Sclafani (23) 1161 SW 70 Terrace Plantation, FL 33317	339,590	*	87,911	251,679	*
Elizabeth Guez & Keira Guez 11401 Ayrshire Road Brentwood, CA 90049	1,306,162	*	439,581	866,581	*
The Charles Hung Jr. Living Trust (24) 801 South Grand Avenue #1809 Los Angeles, CA 90017	2,612,403	1.8%	879,189	1,733,214	1.2%
TOTAL:	135,484,344	84.3%	34,457,383	101,026,961	62.9%

*	Less than 1%

(1)	Consists of 8,359,761 shares of our common stock that may be acquired pursuant to the exercise of options within 60 days of June 7, 2011.

(2)	Consists of 2,913,687 shares of our common stock that may be acquired pursuant to the exercise of options within 60 days of June 7, 2011

(3)	Includes 2,351,187 shares of our common stock that may be acquired pursuant to the exercise of options within 60 days of June 7, 2011.

(4)	Consists of 2,351,187 shares of our common stock that may be acquired pursuant to the exercise of options within 60 days of June 7, 2011.

(5)	Includes of 15,975,821 shares of our common stock that may be acquired pursuant to the exercise of options within 60 days of June 7, 2011.

(6)
David Weiner, as the manager of W-Net Fund GP I, LLC, the general partner of W-Net, exercises voting and dispositive power over the shares held by W-Net, and may be deemed to beneficially own such shares.  Mr. Weiner disclaims any beneficial interest in the shares of our common stock owned by W-Net except to the extent of his pecuniary interest therein.

(7)
Michael E. Rosen, the President of MER Investments, Inc., exercises voting and dispositive power over the shares of Phototron’s common stock held by MER Investments, Inc., but disclaims any beneficial interest in such shares except to the extent of his pecuniary interest therein.

(8)
Fred Knoll, the principal of Knoll Capital Management, L.P., the investment manager for Europa International, Inc., exercises voting and dispositive power over the shares held by Europa International, Inc., but disclaims any beneficial interest in such shares except to the extent of his pecuniary interest therein.

(9)
Alan Halliburton exercises voting and dispositive power over the shares held by Halliburton Investor Relations, but disclaims any beneficial interest in such shares except to the extent of his pecuniary interest therein.

(10)
Joshua Fein, the Trustee of The Fein Family Trust Dated 12/12/2008, exercises voting and dispositive power over the shares held by The Fein Family Trust Dated 12/12/2008, but disclaims any beneficial interest in such shares except to the extent of his pecuniary interest therein.

(11)
Thomas Spear, the Trustee of Spear Trust Dated October 17, 1995, exercises voting and dispositive power over the shares held by Spear Trust Dated October 17, 1995, but disclaims any beneficial interest in such shares except to the extent of his pecuniary interest therein.

(12)
David Birbrager, the Director of David Birbrager Medicine Professional Corporation, exercises voting and dispositive power over the shares held by David Birbrager Medicine Professional Corporation, but disclaims any beneficial interest in such shares except to the extent of his pecuniary interest therein.

(13)
Ronald Franco, the President of For Glen, LLC, exercises voting and dispositive power over the shares held by For Glen LLC, but disclaims any beneficial interest in such shares except to the extent of his pecuniary interest therein.

(14)
Lars Mapstead, the Trustee of Mapstead Trust, Created April 16, 2002, exercises voting and dispositive power over the shares held by Mapstead Trust, Created April 16, 2002, but disclaims any beneficial interest in such shares except to the extent of his pecuniary interest therein.

(15)
Bruce Galloway exercises voting and dispositive power over the shares held by Bruce Galloway, IRA, but disclaims any beneficial interest in such shares except to the extent of his pecuniary interest therein.

(16)
Bruce Galloway and Gary Herman, the Managing Members of GCM Administrative Services LLC, the Investment Manager of Strategic Turnaround Equity Partners, LP (Cayman), exercise voting and dispositive power over the shares held by Strategic Turnaround Equity Partners, LP (Cayman), but disclaims any beneficial interest in such shares except to the extent of their pecuniary interest therein.

(17)
Bruce Galloway, the President of Jacombs Inv. Ltd., exercises voting and dispositive power over the shares held by Jacombs Inv. Ltd., but disclaims any beneficial interest in such shares except to the extent of his pecuniary interest therein.

(18)
Gary Herman, the Member of GH Ventures, LLC, exercises voting and dispositive power over the shares held by GH Ventures, LLC, but disclaims any beneficial interest in such shares except to the extent of his pecuniary interest therein.

(19)	Includes 235,119 shares of our common stock that may be acquired pursuant to the exercise of options within 60 days of June 7, 2011.

(20)
Gregory Akselrud, the Manager of AMAX Investment Holdings, LLC, exercises voting and dispositive power over the shares held by AMAX Investment Holdings, LLC, but disclaims any beneficial interest in such shares except to the extent of his pecuniary interest therein.

(21)
Bruce Raben, the Foundation Manager of The Raben Family Foundation, exercises voting and dispositive power over the shares held by The Raben Family Foundation, but disclaims any beneficial interest in such shares except to the extent of his pecuniary interest therein.

(22)
Bruce Raben, the Trustee of Raben Education Trust, exercises voting and dispositive power over the shares held by Raben Education Trust, but disclaims any beneficial interest in such shares except to the extent of his pecuniary interest therein.

(23)	Includes 78,373 shares of our common stock that may be acquired pursuant to the exercise of options within 60 days of June 7, 2011.

(24)
Charles Hung Jr., the trustee of The Charles Hung Jr. Living Trust, exercises voting and dispositive power over the shares held by The Charles Hung Jr. Living Trust, but disclaims any beneficial interest in such shares except to the extent of his pecuniary interest therein.

The table below sets forth a comparison of the shares of our common stock included hereunder for registration and the shares of our common stock held by persons other than affiliates of our company:

Shares outstanding as of June 7, 2011 that are held by persons other than affiliates of our company	127,965,377
Shares registered for resale by the selling stockholders, individually and as a group, or affiliates of the selling stockholders in prior registration statements	0
Shares registered for resale by the selling stockholders, individually and as a group, or affiliates of the selling stockholders that continue to be held by the selling stockholders or affiliates of the selling stockholders
N/A
Shares that have been sold in registered resale transactions by the selling stockholders, individually and as a group, or affiliates of the selling stockholders	N/A
Shares registered for resale on behalf of the selling stockholders as a group in the current transaction	34,457,383

Changes in Control.

There are currently no arrangements which may result in a change of control of our company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions described below, since January 1, 2009, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years; and

•	in which any director, executive officer, other stockholders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Phototron Holdings, Inc.

On February 3, 2010, we entered into a Consulting, Confidentiality and Proprietary Rights Agreement with Venor, Inc. pursuant to which Venor, inc. provided financial services as well as services, through Eric Stoppenhagen, in the capacity of Chief Executive Officer, Chief Financial Officer, President, Treasurer, Secretary and sole director.  These services were provided for a fixed fee of $4,000 on a month to month basis.  We terminated this agreement on March 9, 2011.

On March 5, 2010, we entered into a revolving promissory note agreement with Woodman Management Corporation (“Woodman”), an affiliate of W-Net Fund I, LP., a greater than 5% stockholder.  Under the revolving note, we can borrow up to a maximum principal amount of $250,000.  Interest accrues from the date of any advances on any principal amount withdrawn, and on accrued and unpaid interest thereon, at the rate of 8% per annum, compounded annually.  All unpaid principal and interest was due on March 5, 2011.  As of January 31, 2011, we were advanced $120,000 under this agreement.  We repaid principal and interest in the amount of $125,436.71 on March 9, 2011.

On May 3, 2011, we entered into a Revolving Promissory Note (the “Revolving Note”) with W-Net Fund I, L.P. (“W-Net”).  Under the terms of the Revolving Note, W-Net agreed to advance to us, from time to time and at W-Net’s discretion, amounts up to an aggregate of $150,000 pursuant to requests made by us until May 2, 2012.  All advances shall be paid on or before May 2, 2012 and interest shall accrue from the date of any advance on any principal amount withdrawn, and on accrued and unpaid interest thereon, at the rate of twelve percent (12%) per annum (fifteen percent (15%) per annum upon an event of default), compounded annually.  As of May 3, 2011, $100,000 was deemed outstanding under the Revolving Note.

Our board of directors conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate.  Our board of directors has not adopted formal standards to apply when it reviews, approves or ratifies any related party transaction.  However, our board of directors believes that the related party transactions are fair and reasonable to our company and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are authorized by our board of directors.

Phototron, Inc.

In 2007, 2008 and 2009 Brian B. Sagheb loaned $3,000, $11,000 and $30,000, respectively, to Phototron.  Mr. Sagheb and Phototron did not enter into promissory notes with respect to these funds, and the parties have agreed that the loans shall not bear interest and shall be due upon Mr. Sagheb’s demand.  As of June 8, 2011, all of such indebtedness was outstanding.

On December 24, 2010, Phototron entered into a Promissory Note Payable on Demand with Woodman, a greater than 5% stockholder, pursuant to which Woodman loaned $20,000 to Phototron.  The note was payable on demand, bore interest at the rate of 8% per annum, and could be accelerated by Woodman in the event of Phototron’s breach of any of the terms of the note.  Phototron repaid the principal amount of the note without interest (which interest was waived by Woodman) on January 14, 2011.

As of February 2011, Phototron entered into a lease of approximately 4,500 square feet of office space at the address of our corporate offices for which Phototron pays $8,066 per month.  The lease is between Phototron and Woodcourt, LLC, an affiliate of W-Net Fund I, LP., a greater than 5% stockholder.

Transactions with Selling Stockholders

In connection with the closing of a preferred stock purchase on August 22, 2007, we entered into settlement and release agreements (collectively, the “Settlement Agreements”) with Feldman Weinstein & Smith, LLP (“FWS”), our former legal counsel, and with Halliburton Investor Relations (“HIR”), our former investor relation firm, for the issuance of common stock in complete settlement of amounts owed to them for services rendered.  Pursuant to these Settlement Agreements, we issued an aggregate of 71,086 shares of common stock valued at $7,109 or approximately $0.10 per share, in satisfaction of accrued liabilities totaling $73,260.  As a result of the stock dividend we declared for holders of record as of February 28, 2011, we have included an aggregate of 142,172 shares of our common stock held by David N. Feldman, the successor in interest to FWS, and HIR for resale pursuant to this prospectus.

On September 14, 2007, we issued to Dennis Depenbusch 20,000 shares of our common stock, valued at $2,000, for consulting services provided by Mr. Depenbusch in connection with our reorganization transaction.  As a result of the stock dividend we declared for holders of record as of February 28, 2011, we have included an aggregate of 40,000 shares of our common stock held by Mr. Depenbusch for resale pursuant to this prospectus.

On January 15, 2010, Lionsridge, Keating Investments, Keating, Laurus and GFI sold to Woodman 3,861,721 shares of our common stock and assigned to Woodman registration rights under existing agreements with our company.  On April 12, 2010, Woodman transferred those shares of our common stock to W-Net.  As a result of the stock dividend we declared for holders of record as of February 28, 2011, we have included 7,723,442 shares of our common stock held by W-Net for resale pursuant to this prospectus.

From January 13, 2011 through February 14, 2011, Phototron sold an aggregate of 666,666 shares of its common stock (which were exchanged for 52,248,537 shares of our common stock in the Merger) to accredited investors in a private placement for aggregate gross proceeds of $999,989.  Purchasers of such shares are generally prohibited from transferring or selling such shares, except in limited circumstances, through August 8, 2012 (the “Restricted Period”), and have certain registration rights pursuant to which we may, at our discretion, include up to 50% of such shares in any registration statement we file under the Securities Act to register the resale of shares of our common stock.  Upon the effectiveness of any such registration statement, purchasers of such shares are permitted to sell up to 50% of their shares included for resale under such registration statement, in increments of up to 5% of their total shares in any calendar month during the Restricted Period.  The following selling stockholders who purchased shares of Phototron’s common stock in the Capital Raise Transaction acquired shares of our common stock pursuant to the Merger: W-Net Fund I, L.P.; MER Investments, Inc.; Europa International, Inc.; Sara Sagheb; Susan Sagheb; The Fein Family Trust Dated 12/12/2008; Spear Trust Dated October 17, 1995; Adam Liebross; Yana Ratiner; David Birbrager Medicine Professional Corporation; For Glen LLC; Michael Tsenter, Janna Levin, Joint Tenants; Harvey E. Reich; Tom Sturges; Mapstead Trust, Created April 16, 2002; Brien Pierson; Bruce Galloway, IRA; Christopher D. Jennings & Karen Jennings; Strategic Turnaround Equity Partners, LP (Cayman); Jacombs Inv. Ltd.; GH Ventures, LLC; Seth M. Lukash; Ruth R. Peck; Billy Frank; AMAX Investment Holdings, LLC; Joseph Fane; The Raben Family Foundation; Raben Education Trust; Christine Sclafani; Elizabeth Guez & Kiera Guez; and The Charles Hung Jr. Living Trust. Gregory Akselrud, the manager of AMAX Investment Holdings, LLC, is also a partner of Stubbs Alderton & Markiles, LLP, our corporate legal counsel.

LEGAL MATTERS

Stubbs Alderton & Markiles, LLP will pass upon the validity of the common stock offered by this prospectus for us.

EXPERTS

The audited financial statements of Phototron for the years ended December 31, 2010 and 2009, included in this prospectus have been so included in reliance on the report of Weinberg & Company, P.A., independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.  We acquired Phototron as our subsidiary in the Merger.  Immediately prior to the Merger, we had no material operations, assets, or liabilities.  Accordingly, for all meaningful purposes the audited and unaudited financial statements for Phototron which are included in this prospectus comprise our pro forma financials as well.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  We have also filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to the common stock offered by this prospectus.  This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC.  Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document.  With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit.  For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates.  Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed through the SEC’s EDGAR System. The web site can be accessed at http://www.sec.gov.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Phototron, Inc.

We have audited the accompanying balance sheets of Phototron, Inc. as of December 31, 2010 and 2009 and the related statements of operations, changes in stockholders’ deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Phototron, Inc. as of December 31, 2010 and 2009 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ WEINBERG & COMPANY, P.A.

Weinberg & Company, P.A.
Los Angeles, California
March 9, 2011

Phototron, Inc.

Balance Sheets

	December 31,	December 31,
	2010	2009
ASSETS
Current Assets
Cash	$15,042	$60,709
Inventories	53,593	20,647
Prepaid expenses and other current assets	2,085	132

Total current assets	70,720	81,488

Lease deposit	3,360	3,360

Total Assets	$74,080	$84,848

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities
Accounts payable	$76,095	$17,911
Accrued liabilities	7,181	12,732
Current portion of notes payable	22,716	31,900
Note payable, related party	64,000	44,000

Total current liabilities	169,992	106,543

Notes payable, net of current portion	-	22,716

Total liabilities	169,992	129,259

Commitments and contingencies

Stockholders' deficiency
Common stock, $0.0001 par value; 200,000,000 shares authorized; 78,372,884 shares issued and outstanding	7,837	7,837
Additional paid-in capital	(6,837)	(6,837)
Accumulated deficit	(96,912)	(45,411)

Total stockholders' deficiency	(95,912)	(44,411)

Total Liabilities and Stockholders' Deficiency	$74,080	$84,848

See accompanying notes to these financial statements.

Phototron, Inc.

Statements of Operations

	For the year ended	For the year ended
	December 31, 2010	December 31, 2009
Revenue	$449,564	$482,898

Cost of goods sold	223,126	284,460

Gross profit	226,438	198,438

General and administrative expenses	275,249	184,613

Income (loss) from operations	(48,811)	13,825

Interest expense, net of interest income	2,690	5,239

Net income (loss)	$(51,501)	$8,586

Weighted average shares outstanding -
basic and diluted	78,372,884	78,372,884

Earnings (loss) per share - basic and diluted	$(0.00)	$0.00

See accompanying notes to these financial statements.

Phototron, Inc.

Statements of Cash Flows

	For the year ended	For the year ended
	December 31, 2010	December 31, 2009
Cash Flows from Operating Activities
Net income (loss)	$(51,501)	$8,586

Adjustments to reconcile net income (loss) to net cash provided by (used in) operations
Changes in operating assets and liabilities
Inventories	(32,946)	4,118
Prepaid expenses and other current assets	(1,953)	(95)
Accounts payable	58,184	(3,374)
Accrued liabilities	(5,551)	(629)

Net cash provided by (used in) operating activities	(33,767)	8,606

Cash Flows from Financing Activities
Principal payments on note payable	(31,900)	(29,570)
Proceeds from related party notes payable	20,000	29,820

Net cash provided by (used in) financing activities	(11,900)	250

Net (decrease) increase in cash	(45,667)	8,856

Cash Beginning of Year	60,709	51,853

Cash End of Year	$15,042	$60,709

Supplemental Cash Flow Information

Cash paid for interest	$3,057	$5,387

See accompanying notes to these financial statements.

Phototron, Inc.

Statements of Stockholders’ Deficiency

For the Years Ended December 31, 2010 and 2009

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2008	78,372,884	$7,837	$(6,837)	$(53,997)	$(52,997)

Net income	-	-	-	8,586	8,586

Balance, December 31, 2009	78,372,884	7,837	(6,837)	(45,411)	(44,411)

Net loss	-	-	-	(51,501)	(51,501)

Balance, December 31, 2010	78,372,884	$7,837	$(6,837)	$(96,912)	$(95,912)

See accompanying notes to these financial statements.

Phototron, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2010 and 2009

NOTE 1 – DESCRIPTION OF BUSINESS

Phototron, Inc. (the “Company”) was incorporated in California in 2002.  The Company designs and manufactures indoor mini-greenhouses capable of growing almost any herb, vegetable, flower, fruit or terrestrial plant better, stronger and faster than traditional farming methods.  The Company also formulates and sells horticultural seeds, mineral nutrient solutions, growing mediums and germination kits to facilitate hydroponic gardening through the use of its Phototron Units, in addition to replacement parts for its Phototron Units to facilitate moderate customization.  The Company markets its products under the Phototron brand name.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Those estimates and assumptions include estimates of sales returns, inventory reserves and accruals for potential liabilities.

Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of less than three months at the date of purchase to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market and are accounted for on a first-in, first-out basis.  Management analyzes historical and prospective sales data to estimate obsolescence.  The Company did not record any reserve for obsolescence during the years ended December 31, 2010 or 2009.

Income Taxes

Current income tax expense is the amount of income taxes expected to be payable for the current year.  A deferred income tax asset or liability is established for the expected future consequences of temporary differences in the financial reporting and tax bases of assets and liabilities.  The Company considers future taxable income and ongoing, prudent and feasible tax planning strategies, in assessing the value of its deferred tax assets.  If the Company determines that it is more likely than not that these assets will not be realized, the Company will reduce the value of these assets to their expected realizable value, thereby decreasing net income.  Evaluating the value of these assets is necessarily based on the Company’s judgment.  If the Company subsequently determined that the deferred tax assets, which had been written down, would be realized in the future, the value of the deferred tax assets would be increased, thereby increasing net income in the period when that determination was made.

Phototron, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2010 and 2009

Revenue

Revenue is recognized on the sale of a product when the product is shipped, which is when the risk of loss transfers to our customers, and collection of the sale is reasonably assured.  A product is not shipped without an order from the customer and the completion of credit acceptance procedures.  As substantially all sales are cash or credit card sales the Company did not maintain a reserve for bad debt as of December 31, 2010 and 2009.

Sales Returns

The Company allows customers to return defective products when they meet certain established criteria as outlined in its sales terms and conditions.  It is the Company’s practice to regularly review and revise, when deemed necessary, its estimates of sales returns, which are based primarily on actual historical return rates.  The Company records estimated sales returns as reductions to sales, cost of sales, and accounts receivable and an increase to inventory.  Returned products which are recorded as inventory are valued based upon the amount the Company expects to realize upon its subsequent disposition.

Warranty Costs

Estimated future warranty obligations related to certain products are provided by charges to operations in the period in which the related revenue is recognized.  Estimates are based, in part, on historical experience.

Shipping and Handling Fees and Cost

For the years ended December 31, 2010 and 2009, shipping and handling fees billed to customers of $65,970 and $72,424, respectively were included in revenues.  For the years ended December 31, 2010 and 2009 shipping and handling costs of $45,950 and $51,578, respectively, were included in cost of goods sold.

Advertising Costs

Advertising costs are expensed as incurred and are included in general and administrative expenses in the amount of $39,251 and $61,226, for the years ended December 31, 2010 and 2009, respectively.

Fair Value of Financial Instruments

On January 1, 2009, the Company adopted all of the provisions of Financial Accounting Standards Board Accounting Standards Codification, (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) which provides guidance on how to measure assets and liabilities that use fair value.  ASC 820 defines fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement, and expands disclosures about fair value measurements.  The three levels are defined as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.
Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Phototron, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2010 and 2009

Level 3—Unobservable inputs based on the Company's assumptions.

The Company had no such assets or liabilities recorded to be valued on the basis above at December 31, 2010 and 2009.

Earnings Per Share

Basic earnings (loss) per share is computed by dividing the net income (loss) applicable to Common Stockholders by the weighted average number of shares of Common Stock outstanding during the year.  Diluted earnings (loss) per share is computed by dividing the net income (loss) applicable to Common Stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method.  The Company currently has no dilutive securities and as such, basic and diluted loss per share are the same for all periods presented.

Liquidity

During the year ended December 31, 2010, the Company had a net loss of $51,501 and used cash in operations of $33,767.  At December 31, 2010, the Company had a working capital deficit of $99,272 and a stockholders’ deficiency of $95,912.  Through December 31, 2010, the Company has relied on funds generated from operations and on advances from stockholders.  From January 13, 2011 to February 14, 2011, the Company raised $999,989 through the sale of 666,666 shares of common stock (which were exchanged for 52,248,537 shares of the common stock of Phototron Holdings, Inc. in the Merger) (see Note 7).  The Company believes the cash and the forecasted cash flow from operations will be sufficient to continue operations through fiscal 2011.

Recently Issued Accounting Pronouncements

In April 2010, the FASB issued new accounting guidance to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition.  Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity.  The amendments are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010.  The Company does not expect adoption of this standard will have a material impact on its consolidated financial statements.

In January 2010, the FASB issued new accounting guidance which requires new disclosures regarding transfers in and out of Level 1 and Level 2 fair value measurements, as well as requiring presentation on a gross basis of information about purchases, sales, issuances and settlements in Level 3 fair value measurements.  The guidance also clarifies existing disclosures regarding level of disaggregation, inputs and valuation techniques.  The new guidance is effective for interim and annual reporting periods beginning after December 15, 2009.  Disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements are effective for fiscal years beginning after December 15, 2010.  As this guidance requires only additional disclosure, there should be no impact on the financial statements of the Company upon adoption.

Phototron, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2010 and 2009

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 3 – INVENTORIES

Inventories are comprised of the following as of:

	December 31, 2010	December 31, 2009
Raw Materials	$50,683	$18,067
Work in Process	2,532	2,580
Finished Goods	378	-
	$53,593	$20,647

NOTE 4 – NOTES PAYABLE

Notes payable consists of the following as of:

	December 31,
	2010	2009
Notes payable to a bank, secured by the Company’s personal property, due in monthly principal and interest payments of $2,913 through August 2011, including interest at a per annum rate of 7.5%.	$22,716	$54,616
Notes payable to a stockholder, unsecured, interest at 8% per annum, due on demand.	20,000	-

Notes payable to the Company’s Chief Executive Officer, unsecured, non-interest bearing, due on demand.	44,000	44,000
Total	86,716	98,616
Less: Current portion	86,716	31,900

Notes Payable, less current portion	$--	$66,716

Phototron, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2010 and 2009

For the purposes of Balance Sheet presentation notes payable have been presented as follows:

	December 31,	December 31,
	2010	2009
Notes payable	$22,716	$54,616
Notes payable, related party	64,000	44,000
	$86,716	$98,616

NOTE 5 – COMMITMENTS

Operating Leases

The Company leased its office and warehouse facilities under a lease that originally expired on December 31, 2007, with an automatic 3 year extension to December 31, 2010, requiring monthly payments of $3,554.  Rent expense, included in general and administrative expenses, was $42,642 in 2010 and 2009.  In January 2011, the lease term expired and the Company now rents the facility on a month-to-month basis.  In February 2011, the Company also entered into a new lease for office facilities (see Note 7).

NOTE 6 – INCOME TAXES

At December 31, 2010 and 2009, the Company had available Federal and state net operating loss carryforwards to reduce future taxable income.  The amounts available were approximately $53,000 and $1,800 for Federal purposes, respectively, and $53,000 and $1,800 for state purposes respectively.  The Federal carryforward expires in 2030 and the state carryforward expires in 2015.  Given the Company’s history of net operating losses, management has determined that it is more likely than not the Company will not be able to realize the tax benefit of the carryforwards.  Accordingly, the Company has not recognized a deferred tax asset for this benefit.

Accounting guidance requires that a valuation allowance be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.  Due to restrictions imposed by Internal Revenue Code Section 382 regarding substantial changes in ownership of companies with loss carry-forwards, the utilization of the Company’s net operating loss carry-forwards will likely be limited as a result of cumulative changes in stock ownership.  The company has not recognized a deferred tax asset and, as a result, the change in stock ownership has not resulted in any changes to valuation allowances.

Upon the attainment of taxable income by the Company, management will assess the likelihood of realizing the tax benefit associated with the use of the carryforwards and will recognize a deferred tax asset at that time.

Phototron, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2010 and 2009

Significant components of the Company’s deferred income tax assets are as follows as of:

	December 31, 2010	December 31, 2009
Deferred income tax asset:
Net operating loss carry forward	$21,000	$700
Valuation allowance	(21,000)	(700)
Net deferred income tax asset	$—	$—

Reconciliation of the effective income tax rate to the U.S. statutory rate is as follows:

	Year Ended
	December 31,
	2010		2009
Federal Statutory tax rate	(34%	)	34%
State tax, net of federal benefit	(5%	)	5%
Change in valuation	(39%	)	39%
Allowance	39%		(39%)
Effective tax rate	- %		- %

NOTE 7 – SUBSEQUENT EVENTS

Merger Agreement and Private Placement

On February 14, 2011, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Phototron Holdings, Inc. (formerly Catalyst Lighting Group, Inc.) and its wholly-owned subsidiary PHI Merger Corporation whereby the stockholders of the Company received approximately 78.37 common shares of Phototron Holdings, Inc. in exchange for each share of common stock of the Company owned by them.  The transaction was completed on March 9, 2011 and will be accounted for as a reverse merger (recapitalization) with Phototron, Inc. deemed to be the accounting acquirer and PHI Merger Corporation deemed to be the legal acquirer.  A condition to the closing of the reverse merger was the Company’s consummation of a financing transaction generating gross proceeds to the company of $999,989 in exchange for 666,666 shares of the Company’s common stock (which were exchanged for 52,248,537 shares of the common stock of Phototron Holdings, Inc. in the Merger).  The sale of the Company’s common stock was conducted through agents and closed concurrently with the signing of the Merger Agreement.

Operating Lease

In February 2011, the Company entered into a new lease for office facilities.  The landlord, Woodcourt, LLC, is an affiliate of a stockholder of the Company.  The terms of the new lease provide for monthly rental expense of $8,066 with annual cost of living adjustments.  The new lease expires in January 2014.

Phototron, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2010 and 2009

Amendment to 2010 Stock Incentive Plan

On February 14, 2011, the Company amended its 2010 Stock Incentive Plan (the Plan).  The amendment increased the number of shares reserved by the Plan from 333,333 to 433,333 (26,124,268 to 33,961,558 shares of the common stock of Phototron Holdings, Inc. accounting for the exchange ratio in the Merger) and increased the number of shares that may be granted to any participant from 200,000 to 250,000 (15,674,577 to 19,593,221 shares of the common stock of Phototron Holdings, Inc. accounting for the exchange ratio in the Merger).

Concurrent with the February 14, 2011 amendment to the Plan the Company issued 333,333 stock options to its directors and officers, which, after assumption in the Merger, now entitle such officers and directors to purchase 26,124,268 shares of the common stock of Phototron Holdings, Inc., and 100,000 options to certain of its employees and consultants, which, after assumption in the Merger, now entitle such employees and consultants to purchase 7,837,290 shares of the common stock of Phototron Holdings, Inc..  All of the options had an exercise price of $1.50 per share, and now have an exercise price of $0.019 per share, accounting for the exchange ratio in the Merger, which is management’s estimate of the fair value of the common stock on the date of grant, and a ten-year term.  The options granted to directors and officers vest one-half upon issuance and one-half on the one year anniversary.  All other options vested immediately upon issuance.

PHOTOTRON HOLDINGS, INC.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2011	2010
ASSETS	(unaudited)
Current Assets
Cash	$191,162	$15,042
Inventories	85,915	53,593
Prepaid expenses and other current assets	1,361	2,085

Total current assets	278,438	70,720

Property and equipment, net	28,356	-

Lease deposit	11,829	3,360

Total Assets	$318,623	$74,080

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities
Accounts payable	$100,416	$76,095
Accrued liabilities	7,621	7,181
Notes payable	14,354	22,716
Note payable, related party	44,000	64,000

Total current liabilities	166,391	169,992

Commitments and contingencies

Stockholders' equity (deficiency)
Common stock, $0.0001 par value; 200,000,000 shares authorized; 139,283,683 and 78,372,884 shares issued and outstanding respectively	13,928	7,837
Additional paid-in capital	1,111,384	(6,837)
Accumulated deficit	(973,080)	(96,912)

Total stockholders' equity (deficiency)	152,232	(95,912)

Total Liabilities and Stockholders' Equity (Deficiency)	$318,623	$74,080

See accompanying notes to these condensed consolidated financial statements.

PHOTOTRON HOLDINGS, INC.

Condensed Consolidated Statements of Operations (Unaudited)
For the Three Month Periods Ended March 31, 2011 and 2010

	Three Months Ended	Three Months Ended
	March 31, 2011	March 31, 2010

Revenue	$119,308	$145,212

Cost of goods sold	68,004	73,513

Gross profit	51,304	71,699

General and administrative expenses	512,458	42,806

Income (loss) from operations	(461,154)	28,893

Other expenses
Reverse merger expenses	414,884	-
Interest expense, net	130	978

Net income (loss)	$(876,168)	$27,915

Earnings (loss) per share - basic and diluted	$(0.01)	$0.00

Weighted average shares outstanding -
basic and diluted	116,366,306	78,372,884

See accompanying notes to these condensed consolidated financial statements.

PHOTOTRON HOLDINGS, INC.

Condensed Consolidated Statement of Stockholders’ Equity (Deficiency) (Unaudited)
For the Three Months Ended March 31, 2011

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2010	78,372,884	$7,837	$(6,837)	$(96,912)	$(95,912)
Common stock issued for cash	52,248,537	5,225	981,107	-	986,332
Shares issued upon reverse merger	8,662,262	866	(866)	-	-
Fair value vesting of stock options	-	-	137,980	-	137,980
Net loss	-	-	-	(876,168)	(876,168)

Balance, March 31, 2011	139,283,683	$13,928	$1,111,384	$(973,080)	$152,232

See accompanying notes to these condensed consolidated financial statements.

PHOTOTRON HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Three Month Periods Ended March 31, 2011 and 2010

	Three Months	Three Months
	March 31, 2011	March 31, 2010
Cash Flows from Operating Activities:
Net income (loss)	$(876,168)	$27,915

Adjustments to reconcile net income (loss) to net cash
Provided by (used in) operating activities:
Depreciation	1,376	-
Fair value of vested options	137,980	-
Merger related expenses	414,884	-

Changes in operating assets and liabilities:
Inventories	(32,322)	(4,440)
Prepaid expenses and other current assets	724	(761)
Lease deposits	(8,469)	-
Accounts payable	24,321	(9,854)
Accrued liabilities	440	(4,286)

Net cash provided by (used in) operating activities	(337,234)	8,574

Cash Flows from Investing Activities:
Cash paid in reverse merger	(414,884)	-
Purchase of property and equipment	(29,732)	-

Net cash (used in) investing activities	(444,616)	-

Cash Flows from Financing Activities:
Principal payments on note payable	(8,362)	(7,762)
Payments on related party notes payable	(20,000)	-
Proceeds from issuance of common stock	986,332	-

Net cash provided by (used in) financing activities	957,970	(7,762)

Net increase in cash	176,120	812

Cash Beginning of Year	15,042	60,709

Cash End of Year	$191,162	$61,521
Supplemental Cash Flow Information:
Cash paid for interest	$5,814	$978

Cash paid for taxes	$-	$-

See accompanying notes to these condensed consolidated financial statements.

PHOTOTRON HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2011 and 2010 (Unaudited)

NOTE 1 – DESCRIPTION OF BUSINESS

Reverse Merger

Phototron, Inc. (“Phototron”) was incorporated in California in 2002.  On February 14, 2011, Phototron entered into an Agreement and Plan of Merger (“Merger Agreement”) with PHI Merger Corporation, a California corporation (“MergerCo”) and wholly-owned subsidiary of Phototron Holdings, Inc. (“we,” “us,” “our” and “our company”).  The closing (the “Closing”) of the transactions contemplated by the Merger Agreement (the “Merger”) occurred on March 9, 2011.  At the Closing, (i) MergerCo was merged with and into Phototron; (ii) Phototron became our wholly-owned subsidiary; (iii) all of Phototron’s shares and options outstanding prior to the Merger were exchanged (or assumed, in the case of options) for comparable securities of our company; and (iv) 95% of our fully-diluted shares were owned by Phototron’s former shareholders and option holders.  At the Closing, we issued a total of 130,621,421 shares of our common stock to Phototron’s former shareholders, in exchange for the 1,666,666 shares of Phototron’s common stock outstanding prior to the Merger.  Upon the effectiveness of the Merger, 8,662,262 shares of our common stock were maintained by our existing stockholders.

Since former holders of Phototron’s common stock and options to purchase common stock owned, after the Merger, approximately 95% of our fully-diluted shares of common stock, and as a result of certain other factors, including that all members of our executive management are members of Phototron’s management, Phototron is deemed to be the acquiring company and we are deemed to be the legal acquirer for accounting purposes, and the Merger was accounted for as a reverse merger and a recapitalization in accordance with generally accepted accounting principles in the United States (“GAAP).  The accompanying unaudited condensed consolidated financial statements of Phototron Holdings, Inc. and subsidiaries (“we,” “us, “our” and “our company”) reflect the historical activity of Phototron, and the historical stockholders’ equity of Phototron has been retroactively restated for the equivalent number of shares received in the exchange after giving effect to the differences in par value offset to additional paid-in capital.  In connection with the Merger Agreement, Phototron is deemed to have issued an additional 8,662,262 shares of common stock to our stockholders existing prior to the Merger.  Reverse merger costs of $414,884 include net liabilities of $124,901 assumed upon the reverse merger, the payment by Phototron of a $249,993 dividend to our stockholders existing prior to the Merger upon the consummation of the Merger and legal fees of $39,990.  These costs have been reflected as costs of the Merger in the 2011 statement of operations.

As a result of the Merger we are solely engaged in Phototron’s business, Phototron’s officers became our officers and Phototron’s directors became our directors.  In connection with the Merger, we changed our name from Catalyst Lighting Group, Inc. to Phototron Holdings, Inc., on March 9, 2011.  We design and manufacture indoor mini-greenhouses (“Phototron Units”) capable of growing almost any herb, vegetable, flower, fruit or terrestrial plant better, stronger and faster than traditional farming methods.  We also formulate and sell horticultural seeds, mineral nutrient solutions, growing mediums and germination kits to facilitate hydroponic gardening through the use of our Phototron Units, in addition to replacement parts for our Phototron Units to facilitate moderate customization.  We market our products under the Phototron brand name.

A condition to the closing of the Merger was Phototron’s consummation of a financing transaction generating gross proceeds to Phototron of $999,989 in exchange for 666,666 shares of Phototron’s common stock.  Those shares were exchanged in the Merger for 52,248,537 shares of our common stock.  The sale of Phototron’s common stock was conducted through agents and closed concurrently with the signing of the Merger Agreement.

PHOTOTRON HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2011 and 2010 (Unaudited)

Interim Results

The accompanying condensed consolidated financial statements at March 31, 2011 and for the three months period ended March 31, 2011 and 2010 are unaudited, but include all adjustments, consisting of normal recurring entries, which our management believes to be necessary for a fair presentation of the periods presented.  Interim results are not necessarily indicative of results for a full year.  Balance sheet amounts as of December 31, 2010 have been derived from our audited financial statements as of that date.

The financial statements included herein have been prepared by us pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the U.S. have been condensed or omitted pursuant to such rules and regulations.  Certain prior year amounts have been reclassified to conform to the 2010 financial statement presentation.  The financial statements should be read in conjunction with our audited financial statements for the year ended December 31, 2010 filed in our Current Report on Form 8-K filed with the SEC on March 9, 2011.  Our operating results will fluctuate for the foreseeable future.  Therefore, period-to-period comparisons should not be relied upon as predictive of our operating results in future periods.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Those estimates and assumptions include estimates of sales returns, inventory reserves and accruals for potential liabilities.

Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of less than three months at the date of purchase to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market and are accounted for on a first-in, first-out basis.  Management analyzes historical and prospective sales data to estimate obsolescence.  We did not record any reserve for obsolescence during the three months ended March 31, 2011 and 2010.

PHOTOTRON HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2011 and 2010 (Unaudited)

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method based on the estimated useful lives (generally three to five years) of the related assets.  Leasehold improvements are amortized over the life of the lease.  Management continuously monitors and evaluates the realizability of recorded long-lived assets to determine whether their carrying values have been impaired.  We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the nondiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Any impairment loss is measured by comparing the fair value of the asset to its carrying amount.  Repairs and maintenance costs are expensed as incurred.  No impairments were recorded during the three months ended March 31, 2011 or 2010.

Income Taxes

Current income tax expense is the amount of income taxes expected to be payable for the current year.  A deferred income tax asset or liability is established for the expected future consequences of temporary differences in the financial reporting and tax bases of assets and liabilities.  We consider future taxable income and ongoing, prudent and feasible tax planning strategies, in assessing the value of its deferred tax assets.  If we determine that it is more likely than not that these assets will not be realized, we will reduce the value of these assets to their expected realizable value, thereby decreasing net income.  Evaluating the value of these assets is necessarily based on our judgment.  If we subsequently determined that the deferred tax assets, which had been written down, would be realized in the future, the value of the deferred tax assets would be increased, thereby increasing net income in the period when that determination was made.

Revenue

Revenue is recognized on the sale of a product when the product is shipped, which is when the risk of loss transfers to our customers, and collection of the sale is reasonably assured.  A product is not shipped without an order from the customer and the completion of credit acceptance procedures.  As substantially all sales are cash or credit card sales we did not maintain a reserve for bad debt as of March 31, 2011 and December 31, 2010.

Sales Returns

We allow customers to return defective products when they meet certain established criteria as outlined in our sales terms and conditions.  It is our practice to regularly review and revise, when deemed necessary, our estimates of sales returns, which are based primarily on actual historical return rates.  We record estimated sales returns as reductions to sales, cost of sales, and accounts receivable and an increase to inventory.  Returned products which are recorded as inventory are valued based upon the amount we expect to realize upon its subsequent disposition.

Warranty Costs

Estimated future warranty obligations related to certain products are provided by charges to operations in the period in which the related revenue is recognized.  Estimates are based, in part, on historical experience.

PHOTOTRON HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2011 and 2010 (Unaudited)

Shipping and Handling Fees and Cost

For the three months ended March 31, 2011 and 2010, shipping and handling fees billed to customers of $17,746 and $20,417, respectively were included in revenues.  For the three months ended March 31, 2011 and 2010, shipping and handling costs of $12,951 and $13,537, respectively, were included in cost of goods sold.

Advertising Costs

Advertising costs are expensed as incurred and are included in general and administrative expenses in the amount of $18,697 and $5,713, for the three months ended March 31, 2011 and 2010, respectively.

Fair Value of Financial Instruments

On January 1, 2009, we adopted all of the provisions of Financial Accounting Standards Board Accounting Standards Codification, (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) which provides guidance on how to measure assets and liabilities that use fair value.  ASC 820 defines fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement, and expands disclosures about fair value measurements.  The three levels are defined as follows:

Level 1 -	Quoted prices in active markets for identical assets or liabilities.
Level 2 -	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.
Level 3 -	Unobservable inputs based on our assumptions.

Earnings Per Share

Basic earnings (loss) per share is computed by dividing the net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding during the year.  Diluted earnings (loss) per share is computed by dividing the net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method.  As of March 31, 2011, potentially dilutive securities consisted of outstanding common stock options to acquire an aggregate of 33,961,558 shares.  Since we reported a net loss for the three months ended March 31, 2011, these potentially dilutive securities were excluded from the diluted loss per share calculation because they were anit-dilutive.  There were no common stock equivalents at March 31, 2010.
Weighted average number of shares outstanding has been retroactively restated for the equivalent number of shares received by the accounting acquirer as a result of the reverse merger as if these shares had been outstanding as of the beginning of the earliest period presented.  The 8,662,262 shares issued to the legal acquirer are included in the weighted average share calculation from March 9, 2011, the date of the exchange agreement.

PHOTOTRON HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2011 and 2010 (Unaudited)

Stock Based Compensation

We periodically issue stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs.  We account for stock option and warrant grants issued and vesting to employees based on Financial Accounting Standards Board (FASB) ASC Topic 718, “Compensation – Stock Compensation”, whereas the award is measured at its fair value at the date of grant and is amortized ratably over the vesting period.  We account for stock option and warrant grants issued and vesting to non-employees in accordance with ASC Topic 505, “Equity”, whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) at the date at which the necessary performance to earn the equity instruments is complete.

Liquidity

For the three months ended March 31, 2011, we had a net loss of $876,168 and used cash in operations of $337,234.  We have relied on funds generated from operations and on the sale of our common stock to fund operations.  From January 13, 2011 to February 14, 2011, Phototron raised $986,332, net of expenses, through the sale of 666,666 shares of its common stock, which were exchanged for 52,248,537 shares of our common stock in the Merger.  Unless our operations generate significant revenues and cash flows from operating activities, our continued operations will depend on whether we are able to raise additional funds through various potential sources, such as equity and debt financing, other collaborative agreements and strategic alliances.  Such additional funds may not become available on acceptable terms and there can be no assurance that any additional funding that we do obtain will be sufficient to meet our needs in the long term.  Based on our resources available at March 31, 2011, management believes that we have sufficient capital to fund our operations through the third quarter of 2011.

Recently Issued Accounting Pronouncements

Recently issued pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC have either been implemented or are not significant to our company.

NOTE 3 – INVENTORIES

Inventories are comprised of the following as of:

	March 31, 2011	December 31, 2010
Raw Materials	$84,843	$50,683
Work in Process	-	2,532
Finished Goods	1,072	378
	$85,915	$53,593

PHOTOTRON HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2011 and 2010 (Unaudited)

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	March 31, 2011	December 31, 2010
Machinery and equipment	$10,825	$10,825
Furniture and fixtures	8,116	-
Computer equipment	4,896	-
Leasehold improvements	16,720	-
	40,557	10,825
Less accumulated depreciation	(12,201)	(10,825)
	$28,356	$-

Depreciation expense for the three months ended March 31, 2011 and 2010 was $1,376 and nil respectively.

NOTE 5 – NOTES PAYABLE

Notes payable consists of the following as of:

	March 31, 2011	December 31, 2010
Notes payable to a bank, secured by the Company’s personal property, due in monthly principal and interest payments of $2,913 through August 2011, including interest at a per annum rate of 7.5%	$14,354	$22,716

Notes payable to a stockholder, unsecured, interest at 8% per annum, due on demand	-	22,000

Notes payable to the Company’s Chief Executive Officer, unsecured, non-interest bearing, due on demand	44,000	44,000

Total	$58,354	$86,716

For the purposes of Balance Sheet presentation notes payable have been grouped as follows:

	March 31, 2011	December 31, 2010
Notes payable	$14,354	$22,716
Notes payable, related party	44,000	64,000
	$58,354	$86,716

PHOTOTRON HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2011 and 2010 (Unaudited)

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Operating Leases

Phototron leases office and warehouse facilities under a lease with an initial term ending on December 31, 2007, with an automatic 3-year extension to December 31, 2010, requiring monthly payments of $3,554.  In January 2011, the lease term expired and we now rent the facility on a month-to-month basis.  In February 2011, we entered into a new lease for our office facilities.  The landlord, Wood Court, LLC, is an affiliate of a stockholder of our company.  The terms of the new lease provide monthly rental expense of $8,066 with annual cost of living adjustments.  The new lease expires in January 2014.  Rent expense was $21,934 and $10,661 for the three months ended March 31, 2011 and 2010 respectively.

Future minimum rental payments for each of the remaining years are as follows:

Years Ending December 31,
Remainder of 2011	$72,594
2012	99,212
2013	101,632
Total	$273,438

NOTE 7 – SHAREHOLDERS’ EQUITY

Common Stock

In January 2011, Phototron raised $488,496 from the sale of 325,664 shares of its common stock (which were exchanged for 25,523,227 shares of our common stock in the Merger) to various investors in a private placement.  In February 2011, Phototron raised $511,493 from the sale of 341,002 shares of its common stock (which were exchanged for 26,725,310 shares of our common stock in the Merger) to various investors in a private placement.  We received total proceeds of $986,332, net of offering costs of $13,657.

Stock Options

In 2010, Phototron adopted a Stock Incentive Plan (the Plan).  Pursuant to the Plan, the administrator may grant, at its discretion, incentive stock options or nonqualified stock options, and may grant or sell restricted stock to key individuals, including employees, nonemployee directors, consultants and advisors.  The options vest over periods determined by the administrator.

On February 14, 2011, Phototron amended the Plan.  The amendment increased the number of shares reserved by the Plan from 333,333 to 433,333 shares of Phototron’s common stock (26,124,268 to 33,961,558 shares of our common stock accounting for the exchange ratio in the Merger) and increased the number of shares that may be granted to any participant from 200,000 to 250,000 (15,674,577 to 19,593,221 shares of our common stock accounting for the exchange ratio in the Merger).

PHOTOTRON HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2011 and 2010 (Unaudited)

Concurrent with the February 14, 2011 amendment to the Plan, Phototron issued options to purchase 333,333 shares of Phototron’s common stock to its directors and officers, which, after assumption in the Merger, now entitle such officers and directors to purchase 26,124,268 shares of our common stock, and options to purchase 100,000 shares of Phototron’s common stock to certain of its employees and consultants, which, after assumption in the Merger, now entitle such holders to purchase 7,837,290 shares of our common stock.  All of the options have an exercise price of $0.02 per share, which is management’s estimate of the fair value of the common stock on the date of grant, and a ten-year term.  The options granted to directors and officers vest one-half upon issuance and one-half on the one year anniversary.  All other options vested immediately upon issuance.  The weighted average grant date fair value of the stock options granted during the three months ended March 31, 2011 was $0.013 per share.  Total stock based compensation recognized on the Company’s statement of operations for the three months ended March 31, 2011 was $137,980.  As of March 31, 2011, the aggregate value of unvested options was $288,486, which will vest over an average period of 10.5 months.

Fair value was estimated at the date of grant using the Black-Scholes option pricing model, with the following weighted average assumptions:

Three Months Ended March 31, 2011
Risk-free interest rate	3.62%
Expected dividend yield	None
Expected life	5.23 years
Expected volatility	77%

The following table summarizes our stock option activity during the three months ended March 31, 2011:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding December 31, 2010	-	$-
Granted	33,961,558	$0.02
Exercised	-	$-
Forfeited or expired	-	$-
Outstanding March 31, 2011	33,961,558	$0.02	9.88	$18,712,818

Vested or expected to vest at March 31, 2011	20,899,424	$0.02	9.88	$11,515,582

The aggregate intrinsic value was calculated as the difference between the market price and the exercise price of the Company’s common stock, which was $0.57 as of March 31, 2011.

PHOTOTRON HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2011 and 2010 (Unaudited)

NOTE 8 – INCOME TAXES

At March 31, 2011, we had available federal and state net operating loss carryforwards to reduce future taxable income.  The amounts available were approximately $640,000 for federal purposes.  The Federal carryforward expires in 2030.  Given our history of net operating losses, management has determined that it is more likely than not that we will not be able to realize the tax benefit of the carryforwards.  Accordingly, we have not recognized a deferred tax asset for this benefit.

Accounting guidance requires that a valuation allowance be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.  Due to restrictions imposed by Internal Revenue Code Section 382 regarding substantial changes in ownership of companies with loss carry-forwards, the utilization of our net operating loss carry-forwards will likely be limited as a result of cumulative changes in stock ownership.  The company has not recognized a deferred tax asset and, as a result, the change in stock ownership has not resulted in any changes to valuation allowances.

Upon our attainment of taxable income, management will assess the likelihood of realizing the tax benefit associated with the use of the carryforwards and will recognize a deferred tax asset at that time.

Significant components of our deferred income tax assets are as follows as of:

	March 31, 2011	December 31, 2010
Deferred income tax asset:
Net operating loss carry forward	$250,000	$21,000
Valuation allowance	(250,000)	(21,000)
Net deferred income tax asset	$-	$-

Reconciliation of the effective income tax rate to the U.S. statutory rate is as follows:

	March 31, 2011	December 31, 2010
Federal statutory tax rate	(34%)	34%
State tax, net of federal benefit	(5%)	5%
Change in valuation	(39%)	39%
Allowance	39%	(39%)
Effective tax rate	-%	-%

PHOTOTRON HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2011 and 2010 (Unaudited)

NOTE 9 – SUBSEQUENT EVENTS

Line of Credit

On May 3, 2011, we entered into a Revolving Promissory Note (the “Revolving Note”) with W-Net Fund I, L.P. (“W-Net”).  Under the terms of the Revolving Note, W-Net agreed to advance to us, from time to time and at W-Net’s discretion, amounts up to an aggregate of $150,000 pursuant to requests made by us until May 2, 2012.  All advances shall be paid on or before May 2, 2012 and interest shall accrue from the date of any advance on any principal amount withdrawn, and on accrued and unpaid interest thereon, at the rate of twelve percent (12%) per annum (fifteen percent (15%) per annum upon an event of default), compounded annually.  As of May 3, 2011, $100,000 was deemed outstanding under the Revolving Note.

Lease Agreement

On April 19, 2011, the Company entered into a new lease agreement for manufacturing space in Carson, California.  The lease requires minimum monthly payments of $4,065 and has a term of 13 months.

Executive Services Agreements

On May 17, 2011, we entered into an Executive Services Agreement (the “Braun Agreement”) with Douglas Braun, pursuant to which we engaged Mr. Braun, from the close of business on May 17, 2011 through May 31, 2011, to provide consulting and management services as our Chief Executive Officer and as the Chief Executive Officer and President of Growlife, Inc. (“Growlife”), one of our wholly-owned subsidiaries.  The Braun Agreement provides that effective as of June 1, 2011, we will employ Mr. Braun as our Chief Executive Officer and as the Chief Executive Officer and President of Growlife.

Under the terms of the Braun Agreement, upon his employment by us, Mr. Braun will receive the following: an annual salary at an initial rate of $150,000, with an increase to $180,000 on the first day of the month following the month in which Growlife’s gross monthly retail sales reach $500,000, and a subsequent increase to $250,000 on the earlier of (i) the first day of the month following the month in which Growlife’s gross monthly retail sales reach $750,000 and (ii) January 1, 2012; an annual bonus equal to 175% of his then applicable annual salary if Growlife achieves 100% of sales projections for the applicable fiscal year, 100% of his then applicable annual salary if Growlife achieves at least 80% but less than 100% of sales projections for the applicable fiscal year, and 50% of his then applicable annual salary if Growlife achieves at least 50% but less than 80% of sales projections for the applicable fiscal year; and a monthly housing stipend of $750.  In the event that we and Mr. Braun mutually agree to Mr. Braun’s relocation to Los Angeles County, California, we will pay Mr. Braun’s reasonable relocation costs and shall pay for reasonable temporary housing for Mr. Braun and his family for a period of 3 months.  We will also obtain a term life insurance policy upon the life of Mr. Braun, effective as of January 1, 2012, in the amount of Mr. Braun’s then current annual salary for the benefit of the beneficiary designated by Mr. Braun.

PHOTOTRON HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2011 and 2010 (Unaudited)

The Braun Agreement has a term of 3 years, subject to earlier termination upon Mr. Braun’s death or disability, our termination of the Braun Agreement for Cause (as defined in the Braun Agreement) or without Cause, or Mr. Braun’s termination of the Braun Agreement for Good Reason (as defined in the Braun Agreement) or without Good Reason.  Upon the termination of the Braun Agreement for any reason we have agreed to pay Mr. Braun his then current annual base compensation then earned, accrued vacation (if any) and unpaid reimbursements due to Mr. Braun for expenses incurred by Mr. Braun prior to the date of termination, subject to the applicable provisions of the Braun Agreement.  Upon our termination of the Braun Agreement without Cause or Mr. Braun’s termination of the Braun Agreement for Good Reason, we have agreed to pay Mr. Braun, subject the parties’ entry into a general release, an amount equal to one year’s then current annual base compensation, payable in 6 equal bi-monthly installments, as severance.  The parties have agreed to resolve disputes under the Braun Agreement through arbitration.

On May 17, 2011, Growlife and our company entered into Executive Services Agreements with each of the Chief Operating Officer and Chief Marketing Officer of Growlife (the “Growlife Agreements”).  The Growlife Agreements provide that effective as of June 1, 2011, Growlife will employ the individuals signatory to the Growlife Agreements as its Chief Operating Officer Chief Marketing Officer, as applicable.

Under the terms of the Growlife Agreements, upon their employment by Growlife, each executive will receive the following: an annual salary at an initial rate of $120,000, with increases to $150,000 and $180,000 provided certain gross monthly sales and EBITDA goals are met; and an annual bonus equal to 100% of the executive’s then applicable annual salary if Growlife achieves 100% of sales projections for the applicable fiscal year and 75% of the executive’s then applicable annual salary if Growlife achieves at least 80% but less than 100% of sales projections for the applicable fiscal year.

The Growlife Agreements have a term of 3 years, subject to earlier termination upon the executive’s death or disability, our termination of the Growlife Agreements for Cause (as defined in the Growlife Agreements) or without Cause, or the executive’s termination of the Growlife Agreements for Good Reason (as defined in the Growlife Agreements) or without Good Reason.  Upon the termination of a Growlife Agreement for any reason we have agreed to pay the executive his or her then current annual base compensation then earned, accrued vacation (if any) and unpaid reimbursements due to the executive for expenses incurred by the executive prior to the date of termination (except in the case of termination for cause with respect to such expenses), subject to the applicable provisions of the Growlife Agreement.  Upon our termination of a Growlife Agreement without Cause or the executive’s termination of a Growlife Agreement for Good Reason, Growlife has agreed to pay the executive, subject the parties’ entry into a general release, a lump sum amount equal to 1 month’s then current annual base compensation for every 3 months of employment, up to a maximum of 6 month’s then current annual base compensation, as severance.  The parties have agreed to resolve disputes under the Growlife Agreements through arbitration.

2011 Stock Incentive Plan

On May 17, 2011, the Company adopted its 2011 Stock Incentive Plan (the 2011 Plan).  A total of 18,870,184 shares of the Company’s common stock are reserved for issuance upon exercise of awards granted under the 2011 Plan.  The 2011 Plan will terminate as to grants of awards after 10 years from the effective date, unless it is terminated earlier by the Company’s board of directors.  The 2011 Plan authorizes the award of stock options, stock purchase grants, stock appreciation rights and stock units.

PHOTOTRON HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2011 and 2010 (Unaudited)

On May 20, 2011, as an inducement material to Douglas Braun’s decision to enter into the Braun Agreement with the Company, the Company granted options to Mr. Braun under the 2011 Plan to purchase 4,500,000 shares of the Company’s common stock.  The options have a term of 10 years, a per share exercise price of $0.25 and vest in 24 equal monthly installments commencing on May 31, 2011.

On May 20, 2011, as inducements material to their decision to enter into the Growlife Agreements, the Company granted options to each of the Chief Operating Officer of Growlife and the Chief Marketing Officer of Growlife under the 2011 Plan to purchase 3,500,000 shares of the Company’s common stock.  The options have a term of 10 years, a per share exercise price of $0.25 and vest in 24 equal monthly installments commencing on June 30, 2011.

On May 20, 2011, the Company also granted under the 2011 Plan two stock awards in the amount of 70,000 shares of the Company’s common stock each in consideration of $7,000 of services to be rendered by each of a consultant, pursuant to a Public Relations Advisory Agreement, and an attorney, pursuant to a Legal Services Agreement.

On June 7, 2011, the Company sold an aggregate of 5,000,000 shares of its common stock to accredited investors in a private placement for aggregate gross proceeds of $500,000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution.

We will bear all expenses of registration incurred in connection with this offering.  The selling stockholders whose shares are being registered will bear all selling and other expenses.  The following table itemizes the expenses in connection with the offering.  All the amounts shown are estimates except the SEC registration fee.

Amount
Registration fee – SEC	$1,800.23
Legal fees and expenses	$20,000.00
Accounting fees and expenses	$5,000.00
Total	$26,800.23

ITEM 14.  Indemnification of Directors and Officers.

The Delaware General Corporation Law and certain provisions of our certificate of incorporation, as amended, and bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful.  Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action.  In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors.  The provision cited above also grants us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

We do not have any indemnification agreements with any of our directors or executive officers.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.  At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 15.  Recent Sales of Unregistered Securities.

Phototron Holdings, Inc.

On March 9, 2011, we issued 130,621,421 shares of our common stock to Phototron’s former shareholders and assumed options which were exercisable to purchase an aggregate of 433,333 shares of Phototron’s common stock at a per share price of $1.50 and are now exercisable to purchase 33,961,558 shares of our common stock at a per share price of approximately $0.019.

On May 20, 2011, as an inducement material to Douglas Braun’s decision to enter into an Executive Services Agreement with us, we granted options to Mr. Braun under our 2011 Stock Incentive Plan to purchase 4,500,000 shares of our common stock.  The options have a term of 10 years, a per share exercise price of $0.25 and vest in 24 equal monthly installments commencing on May 31, 2011.

On May 20, 2011, as inducements material to their decision to enter into Executive Services Agreements with Growlife, Inc., one of our wholly-owned subsidiaries (“Growlife”), we granted options to each of the Chief Operating Officer of Growlife and the Chief Marketing Officer of Growlife under the 2011 Plan to purchase 3,500,000 shares of our common stock.  The options have a term of 10 years, a per share exercise price of $0.25 and vest in 24 equal monthly installments commencing on June 30, 2011.

On May 20, 2011, we also granted under the 2011 Plan two stock awards in the amount of 70,000 shares of our common stock each in consideration of $7,000 of services to be rendered by each of a consultant, pursuant to a Public Relations Advisory Agreement, and an attorney, pursuant to a Legal Services Agreement.

On June 7, 2011, we sold an aggregate of 5,000,000 shares of our common stock to accredited investors in a private placement for aggregate gross proceeds of $500,000.

In connection with the above security issuances, we did not pay any underwriting discounts or commissions.  None of the sales of securities described or referred to above was registered under the Securities Act.  In making the sales without registration under the Securities Act, we relied upon one or more of the exemptions from registration contained in Section 4(2) of the Securities Act, and in Regulation D promulgated under the Securities Act.  No general solicitation or advertising was used in connection with the sales.

Phototron, Inc.

From January 13, 2011 through February 14, 2011, Phototron sold an aggregate of 666,666 shares of its common stock (which were exchanged for 52,248,537 shares of our common stock in the Merger) to accredited investors in a private placement for aggregate gross proceeds of $999,989.

On February 14, 2011, Phototron issued options to various employees and independent contractors to purchase 433,333 shares of Phototron’s common stock, which, after assumption in the Merger, now entitle such employees and independent contractors to purchase 33,961,558 shares of our common stock.  The options have a term of 10 years and were exercisable at a purchase price of $1.50, which was adjusted to $0.019 after giving effect to the exchange ratio in the Merger.

In connection with the above security issuances, Phototron did not pay any underwriting discounts or commissions.  None of the sales of securities described or referred to above was registered under the Securities Act.  In making the sales without registration under the Securities Act, we relied upon one or more of the exemptions from registration contained in Section 4(2) of the Securities Act, and in Regulation D promulgated under the Securities Act.  No general solicitation or advertising was used in connection with the sales.  In addition, none of the option grants described above was registered under the Securities Act in reliance upon Rule 701 thereunder.

ITEM 16.  Exhibits.

See attached Exhibit Index.

ITEM 17.  Undertakings.

The undersigned registrant hereby undertakes to:

(1)           File, during any period in which offers or sells are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Woodland Hills, State of California, on June 8, 2011.

PHOTOTRON HOLDINGS, INC.
(Registrant)

By:	/s/ Douglas Braun
Douglas Braun
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Douglas Braun and Brian B. Sagheb as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file a new registration statement under Rule 461, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Douglas Braun	Chief Executive Officer
Douglas Braun	(Principal Executive Officer)	June 8, 2011

/s/ Brian B. Sagheb	Chief Financial Officer, Secretary and Director
Brian B. Sagheb	(Principal Financial and Accounting Officer)	June 8, 2011

/s/Todd Denkin	Director
Todd Denkin		June 8, 2011

/s/Craig Ellins	Executive Chairman
Craig Ellins		June 8, 2011

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1
Agreement and Plan of Merger dated February 14, 2011, among Catalyst Lighting Group, Inc., PHI Merger Corporation and Phototron, Inc.  Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 000-50385) filed with the Securities and Exchange Commission on February 17, 2011.

3.1.1
Certificate of Incorporation.  Incorporated by reference to Exhibit 3.1 to the Form 10-SB General Form for Registration of Securities of Small Business Issuers (File No. 000-50385) filed with the Securities and Exchange Commission on December 7, 2007.

3.1.2
Certificate of Designation of Series A Convertible Preferred Stock.  Incorporated by reference to Exhibit 3.2 to the Form 10-SB General Form for Registration of Securities of Small Business Issuers (File No. 000-50385) filed with the Securities and Exchange Commission on December 7, 2007.

3.1.3
Certificate of Amendment of Certificate of Incorporation.  Incorporated by reference to Exhibit 3.3 to the Form 10-SB General Form for Registration of Securities of Small Business Issuers (File No. 000-50385) filed with the Securities and Exchange Commission on December 7, 2007.

3.2
Amended and Restated Bylaws.  Incorporated by reference to Exhibit 3.4 to the Form 10-SB General Form for Registration of Securities of Small Business Issuers (File No. 000-50385) filed with the Securities and Exchange Commission on December 7, 2007.

4.1	Certificate of Incorporation. Incorporated by reference to Exhibit 3.1.1.

4.2	Certificate of Designation of Series A Convertible Preferred Stock. Incorporated by reference to Exhibit 3.1.2.

4.3	Certificate of Amendment of Certificate of Incorporation. Incorporated by reference to Exhibit 3.1.3.

4.4	Amended and Restated Bylaws. Incorporated by reference to Exhibit 3.2.

5.1	Opinion of Legal Counsel.

10.1
Registration Rights Agreement between KIG Investors I, LLC and Catalyst Lighting Group, Inc. dated September 14, 2007.  Incorporated by reference to Exhibit 10.4 to the Form 10-SB General Form for Registration of Securities of Small Business Issuers (File No. 000-50385) filed with the Securities and Exchange Commission on December 7, 2007.

10.2
Form of Registration Rights Agreement between certain other stockholders and Catalyst Lighting Group, Inc. dated September 14, 2007.  Incorporated by reference to Exhibit 10.7 to the Form 10-SB General Form for Registration of Securities of Small Business Issuers (File No. 000-50385) filed with the Securities and Exchange Commission on December 7, 2007.

10.3
Registration Rights Agreement between Laurus Master Fund, Ltd. and Catalyst Lighting Group, Inc. dated September 14, 2007.  Incorporated by reference to Exhibit 10.9 to the Form 10-SB General Form for Registration of Securities of Small Business Issuers (File No. 000-50385) filed with the Securities and Exchange Commission on December 7, 2007.

10.4
Revolving Promissory Note between Woodman Management Corporation and Catalyst Lighting Group, Inc. dated March 5, 2010.  Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 000-50385) filed with the Securities and Exchange Commission on March 3, 2010.

Exhibit Number	Description of Exhibit

10.5
Revolving Promissory Note dated May 3, 2011 issued by Phototron Holdings, Inc. in favor of W-Net Fund I, L.P.  Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 000-50385) filed with the Securities and Exchange Commission on May 6, 2011.

16.1
Letter from Comiskey & Company PC dated December 21, 2010.  Incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K (File No. 000-50385) filed with the Securities and Exchange Commission on December 21, 2010.

21.1	Subsidiaries of the Registrant.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Legal Counsel. Incorporated by reference to Exhibit 5.1.

24.1	Power of Attorney. Incorporated by reference to the signature page hereto.

99.1	2011 Stock Incentive Plan.